Filed Pursuant to Rule 424(b)(3)
File Number 333-140767

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement dated August 14, 2007
to Prospectus declared
effective on May 17, 2007
(Registration No. 333-140767)

TELANETIX, INC.

This prospectus supplement dated August 14, 2007, or this "prospectus supplement," supplements and amends our prospectus dated May 17, 2007, relating to the offer and sale by the selling stockholders identified in such prospectus of up to 4,208,215 shares of our common stock.  We supplemented and amended our prospectus dated May 17, 2007 with two previous prospectus supplements - one dated June 13, 2007 and another dated June 14, 2007.  We refer to our prospectus dated May 17, 2007, as supplemented and amended to date, collectively as the "prospectus." This prospectus supplement includes our attached Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2007.

You should read this prospectus supplement in conjunction with the prospectus.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.  Capitalized terms used in this prospectus supplement but not otherwise defined herein shall have the meanings given to such terms in the prospectus.

Our common stock is listed on the OTC Bulletin Board under the symbol "TNXI". The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on August 13, 2007 was $3.92.

Investing in our common stock involves a high degree of risk.
See "Risk Factors" beginning on page 6 of the prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 14, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-QSB

(MARK ONE)
☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended June 30, 2007

OR

☐	TRANSITION REPORT UNDER 13 OR 15(d) OF THE EXCHANGE ACT
For the transition period from ______________ to ______________

Commission File Number 000-51995

TELANETIX, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	77-0622733
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108, San Diego, California 92121
(Address of principal executive offices)
(858) 362-2250 (Issuer's telephone number)

____________________________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days YES ☑ NO ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.): YES ☐  NO ☑

As of August 9, 2007, there were 19,094,758 shares of the issuer's common stock outstanding. The common stock is the issuer's only class of common equity currently outstanding.

Transitional Small Business Disclosure Format (Check one): YES ☐    NO ☑

FORWARD LOOKING STATEMENTS

This quarterly report on Form 10-QSB includes forward-looking statements.   Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "believe," "expect," "will," "anticipate," "intend," "estimate," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than historical facts contained or incorporated by reference in this report, including without limitation, statements under the heading "ITEM 2—MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," below, regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this report, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they include, but are not limited to, those items discussed under the heading "ITEM 2—MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION—Risk Factors," below.  Please consider our forward-looking statements in light of those risks as you read this report.

PART I--FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

TELANETIX, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2007	December 31, 2006

ASSETS
Current assets
Cash	$2,023,569	$3,198,200
Accounts receivable, net of allowance for doubtful accounts of
$68,170 and $-0- at June 30, 2007 and December 31, 2006, respectively	978,422	699,985
Inventory	410,397	-
Prepaid expenses and other current assets	69,465	42,976
Total current assets	3,481,853	3,941,161
Property and equipment, net	163,764	116,919
Deposits	15,632	15,632
Deferred financing costs, net	187,193	206,658
Goodwill	904,643	-
Purchased intangibles, net	726,000	-
Total assets	$5,479,085	$4,280,370

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$809,030	$361,512
Accrued liabilities	401,869	404,007
Lines of credit	418,293	-
Deferred revenue	218,794	-
Deferred compensation, current portion	481,692	481,692
Notes payable, stockholder	-	1,300,000
Convertible debentures, current portion	1,583,386	731,905
Warrant liabilities	4,462,357	542,397
Total current liabilities	8,375,421	3,821,513
Non-current liabilities
Convertible debentures, less current portion	1,066,858	1,463,810
Deferred compensation	481,692	481,692
Total non-current liabilities	1,548,550	1,945,502
Total liabilities	9,923,971	5,767,015
Stockholders' Deficit
Preferred stock, no par value, Authorized:10,000,000; Issued and outstanding: none	-	-
Common stock, $.0001 par value; Authorized: 200,000,000 shares;
Issued and outstanding: 16,584,259 at June 30, 2007 and 15,557,166 at December 31, 2006	1,658	1,556
Additional paid in capital	12,212,951	8,515,232
Warrants	10,000	10,000
Accumulated deficit	(16,669,495)	(10,013,433)
Total stockholders' deficit	(4,444,886)	(1,486,645)
Total liabilities and stockholders' deficit	$5,479,085	$4,280,370

The accompanying notes are in integral part of these condensed consolidated financial statements.

TELANETIX, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Revenues:
Product revenues	$600,758	$-	$1,018,484	$-
Service revenues	1,444,315	48,438	1,488,857	75,938
Total revenues	2,045,073	48,438	2,507,341	75,938

Cost of revenues:
Cost of product revenues	335,156	-	437,207	-
Cost of service revenues	1,172,440	35,980	1,212,094	55,923
Total cost of revenues	1,507,596	35,980	1,649,301	55,923
Gross profit	537,477	12,458	858,040	20,015

Operating expenses:
Selling, general and administrative	1,413,802	837,468	2,690,785	1,280,615
Research and development	208,196	98,071	388,903	184,546
Amortization of purchased intangibles	4,000	-	4,000	-
Total operating expenses	1,625,998	935,539	3,083,688	1,465,161
Operating loss	(1,088,521)	(923,081)	(2,225,648)	(1,445,146)

Other income (expense)
Interest income	15,104	1,896	22,644	2,550
Interest expense	(718,101)	(20,308)	(1,089,268)	(39,541)
Change in fair market value of warrants	603,019	-	(3,368,129)	-
Gain (loss) on disposal of fixed assets	4,339	2,193	4,339	(1,960)
Total other income (expense)	(95,639)	(16,219)	(4,430,414)	(38,951)
Loss before income taxes	(1,184,160)	(939,300)	(6,656,062)	(1,484,097)
Provision for income taxes	-	-	-	-
Net loss	$(1,184,160)	$(939,300)	$(6,656,062)	$(1,484,097)

Net loss per share - basic and diluted	$(0.07)	$(0.07)	$(0.42)	$(0.11)

Weighted average shares outstanding -
basic and diluted	16,203,012	14,433,568	15,887,917	14,113,535

The accompanying notes are an integral part of these condensed consolidated financial statements.

TELANETIX, INC.
Condensed Consolidated Statements of Cash Flows

	Six months ended
	June 30, 2007	June 30, 2006

Cash flows from operating activities:
Net loss	$(6,656,062)	$(1,484,097)

Adjustments to net loss to cash
provided by operating activities:
Depreciation	32,744	57,535
(Gain) Loss on disposal of fixed assets	(4,339)	1,960
Amortization of deferred financing costs	101,410	-
Amortization of intangible assets	4,000	-
Amortization of fair value of stock options	237,419	454,083
Amortization of note discounts	831,960	-
Common stock issued for accrued interest	49,711	-
Issuance of common stock for non-registration penalty	5,043	-
Value of warrant issued for finance program agreement	596,275	-
Change in fair value of warrant liabilities	3,368,129	-
Changes in assets and liabilities
Accounts receivable	197,233	1,248
Inventory	100,251	-
Prepaid expenses and deposits	31,437	(47,077)
Accounts payable and accrued expenses	(539,915)	(82,812)
Deferred revenue	82,268	100,000
Net cash used by operating activities	(1,562,436)	(999,160)

Cash flows from investing activities:
Purchase of property and equipment	(28,714)	(54,199)
Proceeds from disposal of fixed assets	4,900	13,267
Cash acquired in purchase of AVS	64,253	-
Net cash used by investing activities	40,439	(40,932)

Cash flows from financing activities:
Proceeds from notes payable issued to shareholders	-	1,459,000
Proceeds from sale of convertible debentures	1,351,000	-
Deferred financing costs	(81,945)	-
Proceeds from exercise of warrants	379,776	-
Payment of notes payable issued to a shareholder	(1,300,000)	(31,700)
Payments on lines of credit	(1,465)	-
Net cash provided by financing activities	347,366	1,427,300

Net increase (decrease) in cash	(1,174,631)	387,208

Cash at beginning of the period	3,198,200	47,906

Cash at end of the period	$2,023,569	$435,114

Interest paid	$240,565	$-
Income taxes paid	$-	$-
Common stock issued in connection with the acquisition of subsidiary	$1,253,000	$-
Liabilities assumed in acquisition of subsidiary	$1,541,576	$-
Convertible debentures converted into common stock	$784,800	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

TELANETIX, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation

The accompanying unaudited financial statements, consisting of the condensed consolidated balance sheet as of June 30, 2007, the condensed consolidated statements of operations for the three months ended June 30, 2007 and 2006, the condensed consolidated statements of operations for the six months ended June 30, 2007 and 2006, and the condensed consolidated statements of cash flows for the six months ended June 30, 2007 and 2006, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-QSB. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes typically found in the audited consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-KSB of Telanetix, Inc. and its subsidiaries (the "Company"). In the opinion of management, all adjustments (primarily consisting of normal recurring adjustments) considered necessary for a fair statement have been included.

The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and footnotes included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and operating results for the three months and for the six months ended June 30, 2007 and are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

2.	Significant Accounting Policy Update

Revenue recognition.  The Company recognizes revenue when sufficient evidence of an arrangement exists, title has transferred, payment is not contingent upon performance of installation or service obligations, the price is fixed or determinable, and collectibility is reasonably assured. In addition, the Company recognizes service revenue at project completion or based upon completed project milestones, as dictated by terms of the project contract, and in accordance with generally accepted accounting principles. In instances where final acceptance of the product or service is specified by the customer, revenue is deferred until all acceptance criteria have been met. Additionally, the Company recognizes extended service revenue on its hardware and software products as the service is performed, generally over one year.

The Company accrues for sales returns and other allowances as a reduction to revenues upon shipment based upon its contractual obligations and historical experience.

3.	Acquisition, Goodwill and Intangible Assets

Effective April 1, 2007, the Company acquired all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (together, "AVS"). AVS provides a full range of audio visual services to clients and end-users as the single point of contact during design and project implementation. The consideration paid by the Company for the membership interests of AVS consisted of 248,119 shares of the Company's common stock valued at $1,253,000. Management allocated the purchase price to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The Company may adjust the preliminary purchase price allocation after giving consideration to final valuation reports from independent appraisers and obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions of preliminary estimates.

The preliminary purchase price allocation as of April 1, 2007, subject to change pending completion of the final valuation and analysis, is as follows:

Tangible assets	$1,159,933
Goodwill	904,643
Customer relationships	500,000
Trade name	150,000
Workforce	80,000
Total assets acquired	2,794,576
Liabilities assumed	(1,541,576)
Net assets acquired	$1,253,000

 The primary reason for the acquisition and the factors that contributed to the recognition of goodwill of $904,643 relate to AVS's expertise in the audio visual field and their client base, that when combined with the Company's existing product offerings, will provide the Company with the ability to provide both the product and services required for videoconferencing and audio visual solutions. See "Note 4-Goodwill and Purchased Intangibles," below, for additional information.

AVS's results are included in the Company's results of operations from the acquisition date. The unaudited financial information table below summarizes the combined results of operations of the Company and AVS, on a pro forma basis, as if the acquisition had occurred at January 1, 2007 and 2006.  The unaudited pro forma financial information combines the historical results of operations of the Company and AVS for the six months ended June 30, 2007 and 2006, and has been prepared for comparative purposes only and does not purport to be indicative of the actual operating results that would have been recorded had the acquisition actually taken place on January 1, 2007 or 2006, and should not be taken as indicative of future consolidated operating results.

	Six months ended
	June 30, 2007	June 30, 2006

Net revenues	$3,698,442	$1,638,652
Gross profit	$1,008,431	$311,638
Net loss	$(6,772,997)	$(1,443,878)
Net loss per share - basic and diluted	$(0.42)	$(0.10)

4.	Goodwill and Purchased Intangibles

As required under Statement of Financial Accounting Standards No. 142 (FAS 142), Goodwill and Other Intangible Assets, goodwill is separately disclosed from other intangible assets on the consolidated balance sheet and not amortized, but is tested for impairment on at least an annual basis. The Company determined that the customer relationships and trade name have indefinite lives as the Company expects to generate cash flows related to these assets indefinitely. Consequently, customer relationships and trade name are not amortized, but will be reviewed for impairment at least annually. The Company will complete impairment tests on its goodwill and purchased intangible assets at December 31, 2007. The Company will continue to perform future impairment tests as required by FAS 142 as of December 31 in future years or when indicators of impairment are noted.  The value attributable to the workforce will be amortized over a period of five years.

Purchased intangible assets consist of the following:

June 30, 2007
Customer relationships	$500,000
Trade name	150,000
Workforce	80,000
Total	730,000
Less accumulated amortization	(4,000)
Purchased intangible assets, net	$726,000

5.	Inventory

Inventory is valued at the lower of cost or market with cost computed on a first-in, first-out ("FIFO") basis. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluation net realizable value. Inventory consists of purchased audio and video conferencing equipment and products held for resale.

6.	Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30, 2007	December 31, 2006

Accrued payroll and taxes	$159,468	$173,964
Accrued vacation and sick	114,916	88,204
Accrued interest, stockholder	-	137,593
Accrued interest	-	1,829
Sales tax payable	113,534	2,417
Other	13,951	-
	$401,869	$404,007

7.	Lines of Credit

The Company, through AVS, has two Revolving Credit Agreements (together, the "Credit Agreements") with Interstate Net Bank. The Company has the ability to borrow up to $250,000 under the terms of one of the Credit Agreements, and up to $300,000 under the other, both at the five year Treasury Bill Rate plus 2.5%.  At June 30, 2007, the outstanding balance on each of the Credit Agreements was $144,900 and $273,393, respectively.  Subsequent to the end of the quarter, in July 2007, the Company paid off both of the Credit Agreements, totaling $418,293. In August 2007, the Company entered into a Loan and Security Agreement with Bridge Bank, National Association, pursuant to which the Company was granted a revolving line of credit of up to $1.5 million.  See "Note 13 - Subsequent Events," below, for more information.

8.	Convertible Debentures

On December 28, 2006, the Company issued original issue discount 6% unsecured convertible debentures and common stock purchase warrants to four unaffiliated institutional investors. The Company issued an aggregate of $3,657,143 principal amount of debentures at an original issue discount of 12.5% or $457,143 and 949,907 warrants, resulting in net proceeds to the Company of $3,090,000 after deducting fees of $110,000. The Company incurred legal and other expenses of $97,446, and capitalized $207,446 of deferred financing costs.

On February 12, 2007, the Company issued original issue discount 6% unsecured convertible debentures and common stock purchase warrants to the same four unaffiliated institutional investors in the December private placement. The Company issued an aggregate of $1,544,000 principal amount of debentures at an original issue discount of 12.5% or $193,000 and 401,040 warrants, resulting in net proceeds to the Company of $1,312,225 after deducting fees of $38,775. The Company incurred legal and other expenses of $43,170, and capitalized $81,945 of deferred financing costs.

The debentures issued in both private placements are due December 31, 2008. Interest on the debentures accrues at the rate of 6% per annum and is payable quarterly on April 1, July 1, October 1, and December 1, commencing on April 1, 2007. Monthly redemption payments equal to 1/18th of the principal amount due under each debenture begin July 1, 2007 and continue through December 31, 2008. Monthly redemption payments must also include any accrued interest on the portion of the debentures being redeemed. The Company has the right to pay interest and monthly redemption payments in cash, or upon notice to the holders and compliance with certain equity conditions (as defined in the debenture), the Company can pay all or a portion of any such payment in common stock valued at the price equal to the lesser of the then effective conversion price (initially $1.54) or 85% of the average of the volume weighted average price ("VWAP") per share as reported on Bloomberg for the Company's common stock for the ten trading days prior to the payment date or the date that the shares are delivered. The Company has the option, subject to compliance with certain equity conditions, to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount of the debenture plus accrued interest and other charges.

The debentures are convertible at any time at the discretion of the holder at a conversion price per share of $1.54, subject to adjustment including full-ratchet, anti-dilution protection. The Company also has the right, subject to compliance with certain equity conditions and certain limitations on the holders beneficial ownership of common stock, to force conversion if the average of the VWAP for the Company's common stock exceeds 200% of the effective conversion price (initially $3.08) for 20 trading days out of a consecutive 30 day trading period.

The debentures impose certain covenants on the Company, including restrictions against incurring additional indebtedness (other than permitted indebtedness as defined in the debenture), creating any liens on its property (other than permitted liens as defined in the debenture), amending its certificate of incorporation or bylaws, redeeming or paying dividends on shares of its outstanding common stock, and entering into certain related party transactions. The debenture defines certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of the Company's common stock, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. On the occurrence of an event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debentures and demand payment of a mandatory default amount equal to 130% of the amount outstanding under the debenture, plus accrued interest and expenses.

The Company also entered into registration rights agreements with the institutional investors in both the December and February private placements, pursuant to which the Company agreed to file a registration statement covering the resale of the shares of common stock that may be issued to investors upon the conversion of the debentures, payment in kind, and the exercise of the warrants, and to maintain the effectiveness of that registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k).  The Company filed a registration statement, which was and currently remains effective, covering the resale of the shares of common stock issued and issuable upon conversion of the debentures and exercise of the warrants issued in the December 2006 private placement.  The Company filed a separate registration statement covering the resale of the shares of common stock issued and issuable upon conversion of the debentures and exercise of the warrants issued in the February 2007 private placement, which has not yet been declared effective.

The debentures and warrants were issued to the institutional investors in private placement transactions in accordance with Rule 506 under Regulation D of the Securities Act of 1933 (the "Securities Act").  Kaufman Bros., L.P. acted as an advisor to the Company in connection with both transactions and received fees of $113,775 in connection with its services.

In May 2007, the holders of the debentures issued in December 2006 converted $784,800 of principal value into 509,610 shares of common stock, reflecting a conversion price of $1.54 per share.

The following table summarizes information relative to the debentures issued in both the December 2006 and February 2007 private placements at June 30, 2007and December 31, 2006:

	June 30, 2007	December 31, 2006

Convertible debentures	$4,416,343	$3,657,143
Less discounts, net of amortization:
Original issue discount - 12.5%	(422,357)	(455,247)
Detachable warrants discount	(758,836)	(542,396)
Beneficial conversion discount	(584,906)	(463,785)
Convertible debentures, net of discounts	2,650,244	2,195,715
Less current portion	(1,583,386)	(731,905)
Convertible debentures, long term portion	$1,066,858	$1,463,810

Maturities of the debentures are as follows:

Due through June 30, 2008	$2,872,343
Due from July 1, 2008 to December 31, 2008	1,544,000
$4,416,343

Pursuant to Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company's Own Stock, the fair value of the warrants at the issuance was recorded as a warrant liability because (i) the shares issuable upon exercise of such warrants are required to be registered and (ii) net cash settlement could occur.  EITF No. 00-19 provides that contracts that include any provision that could require net cash settlement cannot be accounted for as equity of the Company.  See "Note 9-Warrants and Warrant Liabilities," below, for more information.

In accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FASB 133"), the Company determined that the conversion feature of the debentures did not meet the criteria for bifurcation of the conversion option, as the debt met the definition of "conventional convertible debt", as defined under EITF No. 00-19, and therefore the conversion feature of the debentures did not need to be bifurcated and accounted for as a derivative.

In accordance with EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument, the Company has determined that the debentures issued in December 2006 had a non-cash beneficial conversion feature of $463,785. The beneficial conversion feature was determined based on the difference between the calculated conversion value after the allocation of the full fair value of the warrants issued in connection with such debentures of $542,396 to the debt discount and the fair value of the Company's common stock of $1.48 per share. After the allocation of proceeds between the debentures and warrants are made, the conversion price of $1.265 was calculated based on the allocated amount to debts divided by the total number of shares into which the debentures are convertible. The calculated amount of $0.215, the difference of the fair value of the common stock of $1.48 and the effective conversion price of $1.265, represents the beneficial value per share.  This beneficial value was applied to the total shares into which the debentures are convertible to calculate the beneficial conversion feature. The discounts on account of the beneficial conversion feature and fair value of the warrants will be recognized as additional interest expense.

Similarly, the Company has determined that the convertible debentures issued in February 2007 had a non-cash beneficial conversion feature of $391,797. The beneficial conversion feature was determined based on the difference between the calculated conversion value after the allocation of the full fair value of the warrants issued in connection with such debentures of $551,831 to the debt discount and the fair value of the Company's common stock of $2.49 per share. After the allocation of proceeds between the debentures and warrants are made, a conversion price of $1.768 was calculated based on the allocated amount to debentures divided by the total number of shares into which the debentures are convertible. The calculated amount of $0.722, the difference of the fair value of the common stock of $2.49 and the effective conversion price of $1.768, represents the beneficial value per share. This beneficial value was applied to the total shares into which the debentures are convertible to calculate the beneficial conversion feature. The discounts on account of the beneficial conversion feature and fair value of the warrants will be recognized as additional interest expense.

9.	Warrants and Warrant Liabilities

In March 2005, the Company issued warrants to two individuals in exchange for services rendered to the Company. These warrants allow each of the individuals to purchase up to 50,000 shares at $1.25 per share and expire, if not exercised, on March 31, 2008.  In July 2005, the Company sold additional warrants to these same individuals for a total of $10,000. These warrants allow each of the individuals to purchase up to 100,000 shares of the Company's common stock at $1.80 per share and expire, if not exercised, on June 30, 2008.

In November 2006, the Company issued warrants to purchase 281,250 shares of its common stock at an exercise price of $1.50 per share in conjunction with a private placement of its common stock.  The warrants expire, if not exercised, three years from issuance.

On December 28, 2006, the Company issued warrants to purchase 949,907 shares of common stock at $1.69 per share in conjunction with the sale of its debentures.  On February 12, 2007, the Company issued warrants to purchase 401,040 shares of common stock at $1.69 per share in conjunction with the sale of its debentures. The warrants are immediately exercisable and expire five years from the issue date.

The warrants issued in December 2006 and February 2007 have registration rights for the underlying shares. EITF No. 00-19 provides that contracts that include any provision that could require net cash settlement cannot be accounted for as equity of the Company.  The warrant agreements related to the warrants issued in December 2006 and February 2007 require net cash settlement, at the option of the holder, if the Company fails to issue and deliver common stock on exercise of a warrant within three business days of receipt of a written exercise notice by the holder and the holder purchases shares of common stock to deliver in satisfaction of a sale of the common stock the holder anticipated to receive upon exercise of the warrant.  Pursuant to EITF No. 00-19, the Company recorded the fair value of the warrants at the issue date as a warrant liability.

The fair value of warrants was estimated at the issuance dates and revalued at June 30, 2007, using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of approximately 4.72% to 4.84% at the issuance dates and 4.87% on June 30, 2007, no dividend yield, volatility factors of 39.53% to 40.83% at the issuance dates and 39.24% to 39.46% at June 30, 2007, contractual terms of 5 years and expected terms based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 2.25 years to 2.30 years. These assumptions use the interest rate prevailing at the time of issuance, volatility factors calculated as the weighted average of the stock price volatility of ranked comparable public companies, and contractual terms equal to the exercise periods of the respective warrants. The decrease in fair value of the warrants for the three months ended June 30, 2007 of $603,019 was reported as non-operating income in the financial statements. The increase in fair value of the warrants for the six months ended June 30, 2007 of $3,368,129 was reported as a non-operating expense in the financial statements.

The warrant liability related to the debentures issued in the Company’s December 2006 and February 2007 private placements totals $4,462,357 and $542,397 at June 30, 2007 and December 31, 2006, respectively.

On March 6, 2007, the Company issued an immediately exercisable warrant to purchase 250,000 shares of common stock at $2.00 per share in connection with its agreement with Aequitas Capital Management, Inc., to provide the Company's prospective customers with a leasing alternative for the Company's videoconferencing systems. The warrant has a three year term, and has been accounted for as an equity issuance in the financial statements.

The fair value of the warrant issued to Aequitas Capital at the issue date was calculated using a Black Scholes option pricing model with the following assumptions: a risk free interest rate of 4.58%, volatility factor of 43.35%, contractual term of 3 years and expected term based upon the formula prescribed in SEC Staff Accounting Bulletin 107 of 1.5 years. The fair value of the warrant of $596,275 was expensed as financing program costs.

The following table summarizes warrant activity for the six months ended June 30, 2007:

	Number of Shares Subject to Warrants	Weighted Average Exercise Price

Balance - December 31, 2006	1,531,157	$1.64
Granted	651,040	1.81
Exercised	(232,917)	1.63
Forfeited	-	-
Expired	-	-
Balance – June 30, 2007	1,949,280	$1.70

The following table summarizes information about warrants outstanding at June 30, 2007:

Exercise Prices	Number of Shares Subject to Outstanding Warrants and Exercisable	Weighted Average Remaining Contractual Life (years)

$1.25	100,000	0.75
$1.50	208,333	2.42
$1.80	200,000	1.00
$1.69	1,190,947	4.54
$2.00	250,000	2.68
	1,949,280

10.	Stock Based Compensation

Prior to year ended December 31, 2005, the Company elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for its stock-based compensation. As a result of the recent adoption by the Financial Accounting Standards Board of SFAS No. 123 (revised 2004) "Share-Based Payment" ("SFAS No. 123(R)"), the Company is now required to apply the fair value method as prescribed in SFAS No. 123 (R) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Expense Information Under SFAS No. 123(R)

The following table summarizes stock-based compensation expense recorded under SFAS No. 123(R) for the three months and six months ended June 30, 2007 and 2006 and its allocation within the condensed consolidated statement of operations:

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Cost of service revenues	$20,420	$-	$20,420	$-

Selling, general and administrative	151,424	417,190	177,882	448,297
Research and development	26,589	2,893	39,117	5,786
Stock based compensation included in operating expenses	178,013	420,083	216,999	454,083

Stock-based compensation expense related to employee equity awards	$198,433	$420,083	$237,419	$454,083

Valuation Assumptions

The fair value of each option award is estimated on the date of grant using the Black Scholes option valuation model that uses the assumptions noted in the following table. The weighted-average grant-date fair value of options granted during the three months ended June 30, 2007 and 2006 was $3.00 and $-0- per share, respectively. No options were exercised during either of the six months ended June 30, 2007 or 2006.

Because the Black Scholes option valuation model incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on historical volatility of the Company's stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from estimates and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	June 30, 2007	March 31, 2007	December 31, 2006

Expected volatility	58.8%	60.7%	0.1%
Weighted-average volatility	58.8%	60.7%	0.0%
Expected dividends	0.0%	0.0%	0.0%
Expected term in years	6.08	6.08	5 to 8
Risk-free rate	4.5%	4.7%	4% to 7%

A summary of option activity under the Company's 2005 Equity Incentive Plan (the "2005 Plan") as of June 30, 2007 and December 31, 2006, and changes during the periods then ended is presented below:

	Shares Subject to Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2006	3,651,512	$0.29	6.9	$-
Granted	10,000	$1.50
Exercised	-	$-
Forfeited or expired	(310,000)	$0.24
Outstanding at December 31, 2006	3,351,512		6.6	$-
Granted	1,185,500	$4.51
Exercised	-	$-
Forfeited or expired	(30,956)	$0.20
Outstanding at June 30, 2007	4,506,056	$1.35	7.1	$16,692,222

Exercisable at June 30, 2007	3,105,556	$1.01	7.1	$14,741,947

A summary of the status of the Company's nonvested options as of June 30, 2007 and December 31, 2006, and changes during the periods then ended is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2006	1,232,987	$0.44
Granted	10,000	$-
Vested	(778,193)	$0.60
Forfeited	(179,794)	$-
Nonvested at December 31, 2006	285,000	$0.20
Granted	1,185,500	$2.59
Vested	(70,000)	$0.20
Forfeited	-	$-
Nonvested at June 30, 2007	1,400,500	$2.20

As of June 30, 2007, there was $2,894,190 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of 3.68 years. The total fair value of options vested during the six months ended June 30, 2007 and 2006 was $14,000 and $40,750, respectively.

11.	Basic and Diluted Net Loss per Share

Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all potential diluted stock options and warrants were converted or exercised. The calculation of diluted net loss per share excludes potential common stock equivalents if the effect is anti-dilutive. The Company's weighted average common shares outstanding for basic and dilutive were the same since the effect of common stock equivalents was anti-dilutive.

The Company has the following dilutive stock options and warrants as of June 30, 2007 and December 31, 2006 which were excluded from the calculation since the effect is anti-dilutive.

	June 30, 2007	December 31, 2006

Stock Options	4,506,056	3,351,512
Warrants	1,949,280	1,531,157
Total	6,455,336	4,882,669

12.	Going Concern and Operating Deficits

As shown in the accompanying financial statements, the Company incurred a net loss of $6,656,062 during the six months ended June 30, 2007, and $3,119,056 during the year ended December 31, 2006, and has accumulated losses of $16,669,495 million since opening for business. These factors create an uncertainty as to the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the success of raising additional capital through the issuance of common stock and the ability to generate operating revenue. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

13.	Subsequent Events

In July 2007, the Company paid off the two lines of credit it acquired in connection with the AVS acquisition.  The total pay-off payment was $418,293. See "Note 7-Lines of Credit," above. On August 8, 2007, the Company entered into a Loan and Security Agreement (the “LSA”) with Bridge Bank, National Association (“Bridge”), that provides the Company with up to a $1.5 million revolving line of credit based on its accounts receivable balance.  Borrowings under the line of credit are secured by the Company’s intellectual and personal property, bear interest at the prime rate plus 1% and matures August 8, 2009.  Borrowings under the line of credit are subject to certain financial covenants and restrictions on liquidity, indebtedness, financial guarantees, business combinations, revenue levels and other related items.  Generally, upon an event of default, Bridge may stop making any future advances under the line of credit and all or a portion of the Company’s outstanding obligations thereunder may, at Bridge’s option, become due and payable in full.  The Company paid a facility fee of $7,500 upon execution of the LSA, and a similar fee is due on each anniversary of the LSA.  In connection with the execution of the LSA, the Company granted Bridge a warrant to purchase 12,784 shares of the Company’s common stock at an exercise price of $3.52 per share, which equals 90% of the five day volume weighted average price of the Company’s common stock immediately before issuance.  The warrant is exercisable immediately, expires in three years, and contains piggyback registration rights.

In July 2007, the investors in the Company's December 2006 and February 2007 private placements, in accordance with the terms of the debentures and warrants issued in those financings, waived the 4.99% limitation on their beneficial ownership of the Company's common stock in respect of certain of the debentures and warrants.  Accordingly, and in respect of the debentures and warrants as to which the 4.99% beneficial ownership cap was waived, the number of shares of common stock that may be issued upon conversion or exercise, respectively, of such debentures and warrants, increased to such number of shares that would cause such investor to beneficially own not more than 9.99% of the Company's then outstanding common stock immediately following the applicable conversion or exercise.

In July 2007, holders of the debentures issued by the Company in its December 2006 private placement converted an additional $922,534 of principal value into 599,048 shares of common stock, reflecting a conversion price of $1.54 per share (see "Note 8-Convertible Debentures," for information regarding the conversion that occurred in May 2007).

In July 2007 and August 2007, holders of the debentures issued by the Company in its February 2007 private placement converted 100% of the outstanding debentures ($1,544,000) into 1,002,598 unregistered shares of the Company's common stock, reflecting a conversion price of $1.54 per share.  The unamortized note discounts and deferred financing costs totaling $973,466 associated with such debentures will be recognized as interest expense during the three months ended September 30, 2007. The Company issued an additional 200,520 unregistered shares of its common stock to the holders of these debentures as an inducement for the early conversion and acceptance of unregistered shares, and will recognize a non-operating expense of approximately $812,000 related to the issuance of these additional shares.

As a result of these conversions, monthly redemption payments through January 2008 have been satisfied, and the next monthly redemption payment is in February 2008. The principal amount of all debentures outstanding as of August 9, 2007 is $1,949,807, and the monthly redemption payment amounts on such debentures are as follows:

Date	Monthly Redemption Payment Amount

2/1/2008	$9,524
3/1/2008	111,712
4/1/2008	203,175
5/1/2008	203,175
6/1/2008	203,175
7/1/2008	203,175
8/1/2008	203,175
9/1/2008	203,175
10/1/2008	203,175
11/1/2008	203,175
12/1/2008	203,171
$1,949,807

In July and August 2007, warrant holders exercised warrants for 708,333 shares resulting in gross proceeds to the Company of $1,235,000.

14.	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by SFAS No. 159 permits all entities, including non-profits, to measure eligible items at fair value at specified election dates. Both SFAS 157 and SFAS 159 are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact the adoption of SFAS 157 and SFAS 159 will have on its financial statements.

In December 2006, FASB issued FASB Staff Position EITF 00-19-2 "Accounting for Registration Payment Arrangements," which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." Adoption of EITF 00-19-2 was required for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact the adoption of EITF 00-19-2 will have on its financial statements.

ITEM 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our consolidated financial statements and the notes presented herein.  See "Item 1. Financial Statements," above.  In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this report.  See "Forward-Looking Statements," above.

Overview

Telanetix, Inc., a Delaware corporation (the "Company," "our," "we," or "us"), is engaged in the business of developing and selling high definition videoconferencing solutions.  We market our videoconferencing solutions under the name Digital Presence™.  The core of our videoconferencing system is our software components, all of which are developed internally and pre-loaded on a standard Linux server.  Our videoconferencing systems can be designed, built-out and installed with a variety of components to meet the application needs of the customer.  By delivering Digital Presence™ to the market in this manner, we offer flexibility to customers and can support conference rooms for both small and large audiences.  Our revenues are derived from the sale of videoconferencing products and related services.

 We were a development stage company through 2005.  We completed the development of our initial videoconferencing solution and commenced initial product sales in 2005.  During 2005, we established channel partner relationships with three of the largest audio visual integrators in the United States and devoted a substantial portion of our business efforts to establishing customer sales through those channels.  In 2006 we focused our business efforts on developing our channel partner relationships with audio video resellers and systems integrators and securing working capital to fund operations.  During the third quarter of 2006, we also began selling our videoconferencing systems directly to end-users, and we secured our first significant customer accounts.

From November 2006 to February 2007, we raised net proceeds of $6.47 million from three significant financing transactions.  In November 2006, we sold in private placements to three accredited investors an aggregate of 562,499 shares of our common stock at $1.20 per share and issued warrants to purchase 281,250 shares of our common stock at $1.50 per share.  We refer to this as our November 2006 Private Placements.  In December 2006, we issued in a private placement with four institutional investors an aggregate of $3.66 million principal amount of debentures at an original issue discount of 12.5% and warrants to purchase an aggregate of 949,907 shares of our common stock.  We refer to this as our December 2006 Private Placement.  In February 2007, we issued in a private placement with the same four institutional investors from our December 2006 Private Placement an aggregate of $1.544 million principal amount of debentures at an original issue discount of 12.5% and warrants to purchase an aggregate of 401,040 shares of our common stock.  We refer to this as our February 2007 Private Placement, and together with our December 2006 Private Placement as our December/February Private Placements.

Recent Developments

On March 30, 2007, we entered into a stock purchase agreement with Robert Leggio and Elbert E. Layne, Jr., pursuant to which, effective April 1, 2007, we acquired all of the membership interests in AVS Installation Limited Liability Company and Union Labor Force One Limited Liability Company (together, "AVS") from Messrs. Leggio and Layne.  AVS provides integration, consultation and implementation services for customers desiring audio-visual and videoconferencing systems and products.  AVS was one of our channel partners who distributed our videoconferencing systems and related services in New York, New Jersey and nearby regions of the United States.  The operations of AVS as our wholly-owned subsidiary will remain the same as it did before the acquisition except that we will no longer have a channel partner relationship with AVS, though it will continue to distribute and integrate our videoconferencing systems.  The consideration paid to Messrs. Leggio and Layne under the stock purchase agreement was $1,253,000, which we paid with 248,119 shares of our common stock based on the $5.05 closing sales price per share of our common stock on March 30, 2007.

As further discussed under "Liquidity and Capital Resources," below, during and subsequent to the end of the period ended June 30, 2007, the holders of the debentures we issued in our December Private Placement have converted a portion of the principal amounts of such debentures into shares of our common stock and the holders of the debentures we issued in our February 2007 Private Placement have converted the entire principal amount of such debentures ($1.544 million) into shares of our common stock.  Accordingly, only a portion of the debentures we issued in our December 2006 Private Placements remain outstanding, and the principal amount of such debentures, as a result of conversions of the principal amount of such debentures into shares of our common stock by the holders thereof, has decreased from $3.66 million to $1.95 million.

As further discussed under "Liquidity and Capital Resources," below, we believe our cash balance at June 30, 2007 is sufficient to fund our operations through at least June 30, 2008.  If cash reserves are not sufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other debt or equity securities.  However, there are no commitments or arrangements for future financings in place at this time, and there can be no assurance that such capital will be available on favorable terms to us or at all.

Going Concern Issue

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2006 financial statements, we incurred net losses during 2005 and 2006, and have a stockholders' deficit at December 31, 2006.  We have yet to establish profitable operations.  These factors, among others, create an uncertainty about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

Critical Accounting Policies Involving Management Estimates and Assumptions

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements.  In preparing our consolidated financial statements in conformity with accounting principles generally accepted in the United States, we must make a variety of estimates that affect the reported amounts and related disclosures.  We have identified the following accounting policies that we believe require application of management's most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Our significant accounting policies are described in more detail in the notes to consolidated financial statements included elsewhere in this filing.  If actual results differ significantly from our estimates and projections, there could be a material effect on our financial statements.

Revenue Recognition.  We recognize revenue when sufficient evidence of an arrangement exists, title has transferred, payment is not contingent upon performance of installation or service obligations, the price is fixed or determinable, and collectibility is reasonably assured. In addition, we recognize service revenue at project completion or based upon completed project milestones in accordance with generally accepted accounting principles. In instances where final acceptance of the product or service is specified by the customer, revenue is deferred until all acceptance criteria have been met. Additionally, we recognize extended service revenue on our hardware and software products as the service is performed, generally over one year.

We accrue for sales returns and other allowances as a reduction to revenues upon shipment based upon our contractual obligations and historical experience.

Stock Based Compensation.  Prior to and including the fiscal year ended December 31, 2005, we elected to use the intrinsic value based method and to disclose the pro forma effect of using the fair value based method to account for our stock-based compensation.  As of January 1, 2006, we account for employee stock-based compensation costs in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123R, "Share-Based Payment," which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  We utilize the Black-Scholes option pricing model to estimate the fair value of employee stock based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life.  Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Allowance for Doubtful Accounts. We continually evaluate the creditworthiness of our customers' financial condition and generally do not require collateral.  We evaluate the collectability of our accounts based on a combination of factors.  In circumstances where we are aware of a specific customer's inability to meet its financial obligations to us, we record a specific reserve for bad debts against amounts due.  To date, we have not experienced significant losses on uncollectible accounts receivable.

Deferred Tax Valuation Allowance.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.  Income tax expense is the total tax payable for the period and the change during the period in deferred tax assets and liabilities.

Results of Operations

Fluctuations in Operating Results

We are in the early stages of our operations, and our results of operations are likely to fluctuate from period to period.  We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and volume of sales of our videoconferencing systems.  Because of the current size of our operations, the award or loss of a large order can have a significant impact on our financial results.  Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

Three and Six Months Ended June 30, 2007 and 2006

Revenues

Total revenues for the three months ended June 30, 2007 were $2,045,073, an increase of $1,996,635, or 4,122%, over the same period of 2006. The increase in revenues was due to our acquisition of AVS which was effective April 1, 2007, increased sales of our videoconferencing systems, and an increase in revenues attributable to our services.  During the period our AVS subsidiary contributed revenues of $1,735,369.  In addition, we sold four videoconferencing systems and recorded revenue of $260,654 for the three months ended June 30, 2007.   We did not sell any systems in the period ended June 30, 2006.

Total revenues for the six months ended June 30, 2007 were $2,507,341, an increase of $2,431,403, or 3,202%, over the same period of 2006. The increase in revenues was due to our acquisition of AVS, increased sales of our videoconferencing systems, and increased service revenue.  For the six months ended June 30, 2007, our AVS subsidiary contributed revenues of $1,735,369 and we sold 13 videoconferencing systems and recorded revenue of $678,380.  We did not sell any videoconferencing systems during the same period in 2006. Of the 13 videoconferencing systems that we sold during the six months ended June 30, 2007, seven systems were sold to Aequitas Capital Management, Inc., one of our stockholders who with its affiliates owned in excess of 5% of our then outstanding common stock.

To date, we do not have any international sales and we do not have any regional concentrations. Three customers accounted for 44% and 46% of our revenues for the three and six months ended June 30, 2007, respectively. The loss of any one of these three customers could have a material adverse effect on our consolidated revenues in future periods. No one customer accounted for more than 10% of our total net revenues for the three and six months ended June 30, 2006.

As of June 30, 2007, we had $1.5 million of order backlog and did not have any backlog at June 30, 2006. We include in backlog open purchase orders which we expect to ship or services which we expect to bill and for which we expect to record revenue in the following quarter.  Our business is still developing, as a result backlog will fluctuate from quarter to quarter based upon our success in securing orders and the timing of our ability to ship product, provide services and recognize the related revenue from our direct and channel sales efforts.  In addition, orders from our channel partners are based on the level of demand from end-user customers. Any decline or uncertainty in end-user demand could negatively impact end-user orders, which in turn could negatively affect orders from our channel partners in any given quarter. As a result, our backlog could decline from current levels.

With the acquisition of AVS we are devoting an increasing portion of our management resources and efforts to direct sales of our videoconferencing products and services.  While we anticipate that sales volume will increase as a result of these efforts selling our products and services often require several customer meetings and demonstrations.  Consequently, sales cycles, closure rates, and the timing and amount of future revenues are necessarily difficult to predict.  Because of our limited size and resources, our revenues for the foreseeable future will be impacted significantly by our success or failure in securing significant sales transactions with a limited target customer base.  While our revenues may vary substantially from any one quarter to another on the basis of our success in securing orders, we believe that the revenues and operating income results from our second quarter are generally reflective of the results we expect for each of our third and fourth quarters of 2007. However, we can give no assurance that our revenues or actual operating income results for our third and fourth quarters will equal or exceed the results for our second quarter.

Cost of Revenues and Gross Margins

	Three months ended			Six months ended
	June 30, 2007	June 30, 2006	Increase (Decrease)	June 30, 2007	June 30, 2006	Increase (Decrease)

Product Cost of Revenues	$335,156	$-	n/a	$437,207	$-	n/a
% of Product Revenues	56%	0%	56 pts	43%	0%	43 pts
Product Gross Margins	44%	0%	44 pts	57%	0%	57 pts
Service Cost of Revenues	$1,172,440	$35,980	3159%	$1,212,094	$55,923	2067%
% of Service Revenues	81%	74%	7 pts	81%	74%	7 pts
Service Gross Margins	19%	26%	(7) pts	19%	26%	(7) pts
Total Cost of Revenues	$1,507,596	$35,980	4090%	$1,649,301	$55,923	2849%
% of Total Revenues	74%	74%	0 pts	66%	74%	(8) pts
Total Gross Margins	26%	26%	0 pts	34%	26%	8 pts

Cost of Product Revenues and Product Gross Margins

Cost of product revenues consists primarily of costs of computers, monitors and other equipment purchased from third parties. These costs are variable, based on the prevailing market rates for these items.  Cost of product revenues were $335,156 and $437,207 for the three and six months ended June 30, 2007, respectively.  As a percentage of product revenues during the periods, costs of product revenues were 56% and 43%, respectively.  We had no product revenues or cost of product revenues in the same period in 2006.

In recent years, costs for such products have declined following their introduction as they become “commoditized”, while newer advanced products may command higher prices.  Costs of product revenues in future periods will depend upon a number of factors that may vary from quarter to quarter, including the mix of products we sell, pricing practices of our competitors, the volume of products we sell, our ability to negotiate favorable terms with third party vendors, introductions of new technologies and end user acceptance and adoption of those new technologies.

Cost of Service Revenues and Service Gross Margins

Cost of service revenues consists primarily of material and direct labor, including stock-based compensation costs. Generally, services have a lower gross margin than our product gross margins. Cost of service revenues were $1,172,440 and $1,212,094 for the three and six months ended June 30, 2007, respectively, compared to $35,980 and $55,923 for the same periods in 2006, an increase of 3,159% and 2,067%, respectively.  As a percentage of service revenues during the periods, costs of service revenues were 81% for both the three and six month periods ended June 30, 2007, as compared to 74% for the same periods in 2006.  Cost of service revenues and service gross margins included a $20,402 charge for stock-based compensation in both the three and six months ended June 30, 2007.

Cost of service revenues increased in the three and six month periods in 2007 as a result of our acquisition of AVS, which was effective April 1, 2007, and the corresponding increase in service revenues derived from that transaction. Service gross margins in the three and six month periods ended June 30, 2007 decreased due to the lower margins on AVS service revenues.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of compensation costs, including stock-based compensation costs, consulting fees, professional service fees, travel related costs, insurance costs, and office related costs.

Selling, general and administrative expense for the three months ended June 30, 2007 were $1,413,802, an increase of $576,334, or 68.8%, over the same period of 2006. Selling, general and administrative expense for the six months ended June 30, 2007 were $2,690,785 an increase of $1,410,170, or 110.1%, over the same period of 2006.  Selling, general and administrative expenses included charges of $151,244 and $177,882, respectively, for stock-based compensation in the three and six months ended June 30, 2007.

We acquired AVS effective April 1, 2007, and AVS accounted for $319,523 of the increase in our selling, general and administrative expenses for the periods ended June 30, 2007. Other increases and decreases in selling, general and administrative expenses are as follows:

Stock compensation expense decreased $265,666 and $270,415 during the three and six months ended June 30, 2007, respectively, from the same periods in 2006. In the prior year periods, we recorded stock compensation expense of $413,333 related to the accelerated vesting of Mr. Ono’s stock options. We had no charges in the current periods for accelerated vesting of stock options.

Compensation related costs increased $430,377 and $629,209 for the three and six months ended June 30, 2007, respectively, from the same periods in 2006. We increased our headcount by four employees and seven employees for the three and six months ended June 30, 2007, respectively, and expect our headcount to continue to grow as our business grows.

We recorded $596,275 of expense for the six months ended June 30, 2007 related to the issuance of a warrant to purchase 250,000 shares of our common stock that we issued to Aequitas Capital Management, Inc., in connection with our lease financing program.  We did not have a comparable transaction for the six months ended June 30, 2006.

Professional service fees increased $140,524 and $257,060 for the three and six months ended June 30, 2007, respectively, from the same periods in 2006. Our legal and accounting fees increased as a result of the filing of registrations statements during the 2007 periods.

Other selling, general and administrative costs and expenses have increased as our business has grown and evolved over the last 12 months.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist primarily of compensation costs, including stock-based compensation costs, and outside services.

Research and development expense for the three months ended June 30, 2007 were $208,196, an increase of $110,125, or 112.3%, over the same period of 2006. Research and development expense for the six months ended June 30, 2007 were $388,903, an increase of $204,357, or 110.7%, over the same period of 2006. The increase in research and development expenses in the 2007 periods relates to compensation charges for merit increases, an increase in employee headcount, and increased outside consulting services.  Research and development expenses included charges of $26,589 and $39,117, respectively, for stock-based compensation in the three and six months ended June 30, 2007.

Amortization of purchased intangibles

For the three and six months ended June 30, 2007, we recorded $4,000 of amortization expense on the purchased intangible assets recorded as a result of the AVS acquisition. We determined that the customer relationships and trade name have indefinite lives, and recorded no amortization during the periods. We may adjust the preliminary purchase price allocation once the final valuation report from the independent appraisers is obtained, which could result in changes to amortization of the purchased intangibles in future quarters.

Interest Expense

The debentures we issued in our December/February Private Placements had an original face value aggregating $5.2 million.  The interest rate on such debentures is 6%, and we recorded discounts to the debentures for the beneficial conversion feature and for the value of the warrants also granted in our December/February Private Placements.  We also recorded deferred financing costs related to our December/February Private Placements.  We are amortizing the discounts and the deferred financing costs to interest expense on a straight line basis through December 31, 2008.

Following is a summary of interest expense for the three and six months ended June 30, 2007. Interest expense for the three and six months ended June 30, 2006 consisted of interest on the $1.3 million note payable to shareholder that was paid off in February 2007.

	Three months ended	Six months ended
	June 30, 2007	June 30, 2007

Stated interest	$72,872	$148,941
Amortization of note discounts	568,283	831,960
Amortization of deferred financing costs	69,989	101,410
Other	6,957	6,957
	$718,101	$1,089,268

In July and August 2007, debentures with a face value of $2,466,534 that we issued in our December/February Private Placements were converted into 1,601,646 shares of our common stock. As a result of these conversions, interest expense for the three months ended September 30, 2007 will include accelerated amortization of note discounts and deferred financing costs of approximately $1,288,144.

Assuming the remaining debenture balance of $1,949,907 is not prepaid before maturity and interest payments are made in cash, we anticipate paying $125,604 in interest expense on these debentures through maturity in December 2008. In lieu of making such interest payments in cash, we have the option of paying the interest in shares of our common stock, subject to, among other things, meeting certain equity conditions, including having a currently effective registration statement covering the shares of common stock issued.  We can also force the holders of these debentures to convert the outstanding principal and accrued interest into common stock subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to a the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion contained in the debenture being converted.  See "Liquidity and Capital Resources," below.

Change in Fair Value of Warrant Liabilities

The warrants we issued in our December/February Private Placements have registration rights for the underlying shares.  Emerging Issues Task Force (EITF) No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company's Own Stock, provides that contracts that include any provision that could require net cash settlement cannot be accounted for as equity.  The warrant agreements related to the warrants we issued in our December/February Private Placements require net cash settlement, at the option of the holder, if we fail to issue and deliver common stock on exercise of a warrant within three business days of receipt of a written exercise notice by the holder and the holder purchases shares of common stock to deliver in satisfaction of a sale of the common stock the holder anticipated to receive upon exercise of the warrant.  Pursuant to EITF No. 00-19, we recorded the fair value of the warrants at the issue date as a warrant liability.

The fair value of warrants was estimated at the issuance dates, at March 31, 2007, and at June 30, 2007. For the three months ended June 30, 2007, we recorded non-operating income of $603,019 for the decrease in the fair value of the warrants from April 1, 2007 to June 30, 2007. The decrease in fair value of the warrants is primarily attributable to a lower amount of warrants outstanding at June 30, 2007 due to the exercises during the three months then ended. For the six months ended June 30, 2007, we recorded non-operating expense of $3,368,129 for the increase in fair value of the warrants from January 1, 2007 to June 30, 2007. The increase in fair value of the warrants is primarily attributable to the warrants issued in connection with the February Private Placement and the increase in the market value of our common stock subsequent to the dates of issuance. There were no such warrant liability transactions during the 2006 periods.

To determine the fair market value of the warrants, we used the Black Scholes option pricing model with the following assumptions:

	June 30, 2007	March 31, 2007	Dates of Issuance

Expected volatility	39.24% to 39.46%	39.61% to 39.86%	39.53% to 40.83%
Expected dividends	0.0%	0.0%	0.0%
Contractual term in years	5	5	5
Expected term in years	2.25 to 2.30	2.37 to 2.44	2.5
Risk-free rate	4.87%	4.58%	4.72% to 4.84%

Liquidity and Capital Resources

Our cash balance as of June 30, 2007 was $2.0 million and we had a working capital deficit of $4.9 million, which includes a warrant liability of $4.5 million. Our cash balance as of December 31, 2006 was $3.20 million and we had working capital of $119,648.  In July and August 2007, warrant holders exercised warrants for 708,333 shares resulting in gross proceeds to us of $1,235,000.

Cash used in operations during the quarter ended June 30, 2007 was $1,562,436. This was primarily the result of a net loss of $6,656,062 which was offset by non-cash charges for the change in fair value of the warrants of $3,368,129; amortization of note discounts and deferred financing costs of $933,370, finance program expense of $596,275 related to the warrant granted in connection with the lease financing program agreement we entered into with Aequitas Capital Management, Inc., and amortization of stock based compensation of $237,419.  Our net decrease in assets and liabilities of $128,726 also contributed to the cash used in operations.

Our revenue and gross profit for the previous three consecutive quarters have been higher than any previous quarters, yet our net cash used by operating activities continues to fluctuate due to the growth of our business.  We anticipate that our operations will continue to use cash through at least December 31, 2007, if not longer.

Net cash provided by financing activities was $347,366 during the six months ended June 30, 2007.  During this period, in our February 2007 Private Placement we sold an aggregate of $1.544 million of principal amount of debentures at an original issue discount of 12.5% and warrants to purchase 401,040 shares of our common stock for net proceeds of $1.35 million, which we used to pay off a note payable to shareholder of $1.3 million.  As explained in further detail below, the holders of such debentures converted the entire principal amount of $1.544 million into 1,002,598 shares of our common stock at a conversion price of $1.54 per share.  Therefore, we no longer have any repayment obligations as to these debentures.

During the six months ended June 30, 2007, we also received proceeds of $379,776 from the exercise of warrants to purchase 232,917 shares of common stock.  These warrants were issued in our November 2006 Private Placements and the December 2006 Private Placement.

In May 2007, holders of the debentures we issued in our December 2006 Private Placement converted $784,800 of the principal amount of such debentures into 509,610 shares of our common stock at a conversion price of $1.54 per share.  In addition, in July 2007, holders of such debentures converted an additional $922,534 of the principal amount of such debentures into 599,048 shares of our common stock at a conversion price of $1.54 per share.  On July 30, 2007 and August 8, 2007, holders of the debentures we issued in our February 2007 Private Placement converted 100% of the outstanding balance ($1,544,000) into 1,002,598 unregistered shares of our common stock at a conversion price of $1.54.  The unamortized note discounts and deferred financing costs totaling $973,466 associated with such debentures will be recognized as interest expense during the three months ended September 30, 2007. We issued an additional 200,520 unregistered shares of our common stock to the holders of these debentures as an inducement for the early conversion and acceptance of unregistered shares, and will recognize a non-operating expense of approximately $812,000 related to the issuance of these additional shares.

As a result of these conversions, monthly redemption payments through January 2008 have been satisfied, and the next monthly redemption payment is in February 2008. The principal amount of all debentures outstanding as of August 9, 2007 is $1,949,807, and the monthly redemption payment amounts on such debentures are as follows:

Date	Monthly Redemption Payment Amount

2/1/2008	$9,524
3/1/2008	111,712
4/1/2008	203,175
5/1/2008	203,175
6/1/2008	203,175
7/1/2008	203,175
8/1/2008	203,175
9/1/2008	203,175
10/1/2008	203,175
11/1/2008	203,175
12/1/2008	203,171
$1,949,807

Following the conversions discussed above, the aggregate remaining face value of our outstanding debentures, which consist solely of the debentures we issued in our December 2006 Private Placement, is $1,949,807.  Assuming monthly redemption payments are made in accordance with the schedule set forth above, the amount of interest to be paid through maturity in December 2008 is $125,604, or on average, $7,000 per month.

We have the right to pay interest and monthly principal payments due in respect of the debentures in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, which we currently do, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $1.54) or 85% of the average of the volume weighted average price, or VWAP, per share as reported on Bloomberg for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  On the other hand, if the holders voluntarily elect to convert all or a portion of the debentures into common stock, the conversion price will be $1.54, subject to adjustment including full-ratchet and anti-dilution protection.  This could result in substantial dilution to our existing stockholders.

The closing market price of our common stock was $3.75 on August 9, 2007.  Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, which we currently do, and subject to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we have the right to force conversion of the entire amount of principal and accrued interest of the debentures if the average of the VWAP for our common stock exceeds 200% of the effective conversion price for 20 trading days out of a consecutive 30 trading day period. The current conversion price is $1.54, and therefore 200% of the conversion price is $3.08.  Since February 16, 2007, the closing market price of our common stock has exceeded $3.08.  Accordingly, assuming we meet the relevant equity conditions, and subject to the applicable cap on the beneficial ownership, we may force the holders of the debentures to convert the maximum amount of principal and accrued interest into shares of our common stock at a conversion price of $1.54.

If the price of our common stock falls below $3.08 per share but remains substantially above $1.54 per share, we anticipate that the holders of the debentures will elect to convert monthly payments of interest and principal into shares of common stock rather than receive cash.  If the price of our common stock were to fall to a level below $1.54, the current conversion price, we intend to make principal and interest payments in cash to the extent that our cash flows from operations provide sufficient ability to do so.  If our cash flows from operations are not sufficient to make principal and interest payments in cash, we will evaluate other equity financing opportunities, the proceeds of which could be used to repay the debentures.  If we are unable to pay the principal and interest in cash, we will make the payments in our common stock pursuant to the terms of the agreements including a conversion price based on the lower of $1.54 or 85% of the average of the VWAP per share as reported on Bloomberg for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

We believe our cash balance is sufficient to fund our operations through at least June 30, 2008.  If cash reserves are not sufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other securities.  However, there are no commitments or arrangements for future financings in place at this time, and we can give no assurance that such capital will be available on favorable terms or at all.  We may need additional financing thereafter until we can achieve profitability.  If we cannot, we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets.  Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment.  Any future financing may involve substantial dilution to existing investors.

Other Matters Relating to Future Amortizable Charges

As of June 30, 2007, we have $1,766,098 million of debt discount and $187,193 of deferred debt issuance costs on our balance sheet, which will be amortized to interest expense using the straight-line method over the life of the related debt. In July and August 2007, debentures with a face value of $2,466,534 were converted into common stock, which will result in accelerated amortization of note discounts and deferred financing costs of approximately $1,288,144 for the three months ended September 30, 2007.

Recent Accounting Pronouncements

In September 2006, the SEC issued SAB 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The pronouncement prescribes an approach whereby the effect of all unrecorded identified errors should be considered on all of the financial statements rather than just either the effect on the balance sheet or the income statement.  We adopted the provisions of SAB 108 as of December 31, 2006.  The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

On July 13, 2006, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109," or FIN 48, which clarifies the accounting for uncertainty in tax positions.  FIN 48 requires recognition in the financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position.  The provisions are effective for our first quarter 2007 financial statements with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings.  We are currently evaluating the impact of adopting FIN 48 on our future consolidated financial statements but do not expect the impact to be material.

In September 2006, FASB issued SFAS No. 157, "Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2007, FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115.” SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is expected to expand the use of fair value measurement of accounting for financial instruments. The fair value option established by SFAS No. 159 permits all entities, including non-profits, to measure eligible items at fair value at specified election dates. Both SFAS 157 and SFAS 159 are effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact the adoption of SFAS 157 and SFAS 159 will have on our financial statements.

In December 2006, FASB issued FASB Staff Position EITF 00-19-2 "Accounting for Registration Payment Arrangements" which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." Adoption of EITF 00-19-2 was required for fiscal years beginning after December 15, 2006. We are currently assessing the impact the adoption of EITF 00-19-2 will have on our consolidated financial statements.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of the year ended December 31, 2006, nor do we have any as of June 30, 2007.

RISK FACTORS

This report includes forward-looking statements about our business and results of operations that are subject to risks and uncertainties.  See "Forward-Looking Statements," above.  Factors that could cause or contribute to such differences include those discussed below.  In addition to the risk factors discussed below, we are also subject to additional risks and uncertainties not presently known to us or that we currently deem immaterial.  If any of these known or unknown risks or uncertainties actually occur, our business could be harmed substantially.

Risks Related To Our Financial Condition

We have a limited operating history, have experienced significant expenditures related to funding our initial product development, and are currently carrying a net loss.  If our business model is not successful, or if we are unable to generate sufficient revenue to offset our start-up expenditures, we may not become profitable, and the value of your investment may decline.

We have a limited operating history from which to evaluate our business and prospects.  We incurred a net loss of $6.66 million for the six months ended June 30, 2007 and $3.12 million for the year ended December 31, 2006.  We have an accumulated deficit of $16.67 million and a stockholders' deficit of $4.44 million at June 30, 2007.  We cannot assure you that our future planned operations will be implemented successfully or that we will ever have profits.  We have yet to establish significant customer demand for our product and may not for a significant period of time, if ever, which may result in our inability to continue operations.  Furthermore, we are experiencing the initial costs and uncertainties of a young operating company, including start-up expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream.  We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties.  If we are unable to do so, our business will not be successful.

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern.

As of the date of our most recent audit, which included the fiscal years ended December 31, 2006 and December 31, 2005, we had not generated sufficient revenues to meet our cash flow needs.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Although we have generated revenue, we are still operating at a net loss, and expect to continue to incur losses for a period of time.  We incurred a net loss of $6.66 million for the six months ended June 30, 2007 and $3.12 million for the year ended December 31, 2006.  We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations.  If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

The sale of the shares of our common stock acquired in private placements could cause the price of our common stock to decline.

In our November 2006 Private Placements, in the aggregate, we issued 566,667 shares of our common stock and warrants to purchase 281,250 shares of our common stock.  In our December/February Private Placements, in the aggregate, we issued a total of $5.2 million principal amount of original issue discount 6% convertible debentures and warrants to purchase 1,350,947 shares of our common stock.  In accordance with the terms of such private placements, we have registered for resale by the investors the shares of common stock acquirable upon the conversion of the debentures and the exercise of the warrants and such registrations, other than the shares of common stock underlying the debentures and warrants issued in our February 2007 Private Placement, are currently effective.  Depending upon market liquidity at the time a resale of our common stock is made by the investors in such private placements, such sale could cause the trading price of our common stock to decline.  In addition, the sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have indebtedness and agreed to certain restrictions as a result of our recent private placement of convertible debentures.

We incurred $5.2 million in principal amount of indebtedness as a result of the issuance of the debentures in our December/February Private Placements, the principal balance of which is $1,949,807 as of August 9, 2007.  The debentures carry substantial covenants that impose significant restrictions on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures also carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•	we pay interest and other charges on the debentures;
•	we use the proceeds from the sale of the debentures only for permitted purposes;
•
while the debentures are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price of the debentures, then the conversion price of the debentures will be reduced to the same price of

•	the equity or equity linked securities so issued;
•
we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the debentures and the exercise of the related warrants issued in connection with the sale of the debentures;

•
we must file a registration statement with the SEC registering the shares of common stock issuable upon the conversion of the debentures and the exercise of the related warrants on a timely basis, and it must be declared effective within a certain period of time, or else we are required to pay to each investor partial liquidated damages; and

•	we may not, directly or indirectly, redeem, purchase or otherwise acquire any capital stock or set aside any monies for such redemption, purchase or other acquisition.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control.  The breach of any of these covenants could result in a default under the debentures, permitting the holders thereof to accelerate the maturity of the debentures and demand repayment in full.  Such actions by such holders could impair our ability to operate or cause us to seek bankruptcy protection.

Certain covenants we agreed to in connection with the debentures may impair our ability to issue additional debt or equity.

The debentures we issued in our December/February Private Placements impose significant covenants on us, some of which may impair our ability to issue additional debt or equity, if necessary.  Also impairing our ability to issue additional debt or equity, if necessary, is the right of the investors in our December/February Private Placements to participate in up to 100% of any debt or equity financing we propose to undertake through the date that is the 12 month anniversary of the effectiveness of the registration statement registering for resale our shares of common stock issuable upon conversion and exercise of the debentures and warrants we issued in our February 2007 Private Placement.

If we pay interest or principal on the debentures in shares of common stock when our stock price is low, the holders thereof have the ability to negatively affect our stock price and to create a greater dilution to our stockholders.

We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $1.54) or 85% of the average of the volume weighted average price, or VWAP, per share as reported on Bloomberg for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  To the extent that we pay principal or interest in common stock during a period when our common stock price is low, such investor will receive a larger number of shares of our common stock as a result of the conversion, which such investor could sell at high volumes to drive the VWAP downward.  Since principal payment obligations under the debentures are monthly beginning in July 2007, downward pressure on the price from consecutive conversions could result in the investors receiving payment on the debentures at successively lower conversion rates, thereby causing a successively greater dilution of our stockholders, and causing a downward spiraling affect on the price of our stock (a so-called "death spiral").  Further, to the extent that conversion of the debenture requires us to issue more shares of common stock, we are obligated to register the additional shares of stock pursuant to a new registration statement.

Our failure to secure registration of the common stock could result in substantial liquidated damages.

Under the terms of the registration rights agreements we entered into with the investors in connection with our December/February Private Placements, we agreed to file two separate registration statements covering the resale of the shares of common stock that have been and may be issued to investors upon the conversion of the debentures and the exercise of the warrants, and to maintain the effectiveness of the registration statements (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144(k) of the Securities Act.  The registration statement relating to our December 2006 Private Placement has been declared and is currently effective.  However, the registration statement relating to our February 2007 Private Placement has not yet been declared effective.  If that registration statement is not declared effective by the SEC by September 17, 2007, or if we fail to maintain the effectiveness of either of the registration statements, we are required to pay partial liquidated damages to the investors.

Our failure to repay the debentures could result in substantial penalties against us, and legal action which could substantially impair our operations.

The debentures we issued in connection with our December 2006 Private Placement require monthly principal payments equal to 1/18th of the principal amount due under each debenture beginning July 1, 2007 and continue through December 31, 2008, on which date they are due and payable in full.  The debentures accrue interest at the rate of 6% per annum, which is payable quarterly on April 1, July 1, October 1, and December 1, commencing on April 1, 2007.  We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock.  To repay the debentures in cash, we will be required to use our limited working capital or raise additional funds.  If we are unable to repay the debentures when required, either in cash or in common stock, the holders could commence legal action against us.  Any such action could impose significant costs on us and require us to curtail or cease operations.

In addition, the debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, which is not cured within specified grace periods, the holders of the debentures have the right to accelerate all amounts outstanding under the debentures and demand payment of a mandatory default amount equal to 130% of the amount outstanding under the debenture, plus accrued interest and expenses.  If we were unable to repay the mandatory default amount when required, the holders could commence legal action against us.  Any such action could impose significant costs on us and require us to curtail or cease operations.

We cannot predict the number of warrants, if any, that will be exercised, or the proceeds that we will receive from the exercise of warrants.

Holders of outstanding warrants are under no obligation to exercise such warrants, and can be expected to do so only if it is economically reasonable.  Typically, warrants are not exercised unless exercise is forced, either by us calling them for redemption, or because they are scheduled to expire; and then they will be exercised only if the exercise price is less than the market price of our common stock underlying the warrants. Accordingly, there is no assurance that the warrants will be exercised during the period they are exercisable, or that we will receive any proceeds from the exercise of the warrants.

We will have broad discretion to allocate any proceeds we receive from the exercise of warrants.  We cannot guarantee that the monies received will improve our operations.

The monies that we may receive from the exercise of warrants have been allocated generally to provide working capital for operations.  As such, we will use funds as they are received for such purposes and in such proportions as we deem advisable.  While we will apply the proceeds in a manner consistent with our fiduciary duty and in a manner consistent with our best interests, we cannot assure you that the monies received will result in any present or future improvement in our results of operations.

The market price of our securities could be adversely affected by sales of registered and restricted securities.

Actual sales or the prospect of future sales of shares of our common stock under Rule 144 may have a depressive effect upon the price of, and market for, our common stock.  As of August 9, 2007, 19,094,758 shares of our common stock were issued and outstanding. 11,563,943 of these shares are "restricted securities" and under some circumstances may, in the future, be under a registration under the Securities Act or in compliance with Rule 144 adopted under the Securities Act.  In general, under Rule 144, subject to the satisfaction of other conditions, a person who has beneficially owned restricted shares of common stock for at least one year is entitled to sell, within any three month period, a number of shares that:

•	does not exceed the greater of 1% of the total number of outstanding shares of the same class; or
•	if the common stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four calendar weeks immediately preceding the sale.

A person who presently is not and who has not been one of our affiliates for at least three months immediately preceding a sale and who has beneficially owned the shares of common stock for at least two years is entitled to sell these shares under Rule 144 without regard to any of the volume limitations described above.  We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time to time.  Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely effect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

In addition to the 11,563,943 shares of "restricted securities" that were issued and outstanding as of August 9, 2007, an aggregate of 5,922,143 shares of common stock that have been issued or will be issuable upon the conversion and exercise of outstanding debentures and warrants are or will be registered for resale in registration statements, not including shares of common stock issuable upon conversion of interest accrued on the debentures.  The additional overhang represented by these registered and to-be registered securities could also have a depressive effect on the public trading price of our common stock.

Risks Related to Our Business

We face competition from much larger and well-established companies.

We face competition in the videoconferencing industry from much larger and well-established companies, including Polycom, Inc., and Tandberg, and new entrants such as Hewlett-Packard and Cisco Systems.  These companies have or may have greater financial resources, production, sales, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products, and more experience in research and development than we have.  In addition, other established or new companies may develop or market products competitive with, or superior to, our products.  We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or that would render our products and services obsolete.  Our success will depend in large part on our ability to maintain a competitive position with our products.

Lower than expected market acceptance of our products or services would negatively impact our business.

We have yet to establish significant customer acceptance of our products or services.  End-users will not begin to use our products or services unless they determine that our products and services are reliable, cost-effective and an effective means of communication.  For some end-users, our products and services are a major capital purchase and purchase decisions are greatly influenced by senior management who are subject to increasing pressures to reduce costs.  These and other factors may affect the rate and level of market acceptance of our products, including:

•	our videoconferencing system's price relative to competing products or alternative means of communication;
•	effectiveness of our sales and marketing efforts;
•	capital equipment budgets of our targeted end-users;
•	perception by our targeted end-users of our videoconferencing system's reliability, efficacy and benefits compared to competing technologies;
•	willingness of our targeted end-users to adopt new technologies; and
•	development of new products and technologies by our competitors.

If our products and services do not achieve market acceptance, our ability to achieve any level of profitability would be harmed and our stock price would decline.

Price competition would negatively impact our business.

Our profitability could be negatively affected in the future as a result of competitive price pressures in the sale of videoconferencing systems, which could cause us to reduce the price of our videoconferencing system.  Any such reduction could have an adverse impact on our product margins and profitability.

The sales cycle for our videoconferencing system can be long and unpredictable.

Selling our products and services often requires several customer meetings and demonstrations and the time from introduction to sale of our videoconferencing system can take months as end-users educate themselves on the benefits of products and services.  Our quarterly revenues and operating results depend upon the timing of orders received during a given quarter and the shipment and recognition of resulting revenue during each quarter, each of which is extremely difficult to forecast.

We face risks related to our dependence on channel partners to sell our products.

Although we recently acquired sales and integration expertise with our acquisition of AVS, we will continue to depend on two channel partners to sell our videoconferencing system to customers in certain geographic regions of the country.  We have invested a significant amount of time and resources selecting, educating and training our channel partners on the installation, use and benefits of our videoconferencing system.  We will need to continue to devote significant resources to educate and train our channel partners about the benefits of our product.  Even if we are successful in these tasks, we cannot control the efforts and resources our channel partners devote to marketing our videoconferencing system, which may not be sufficient to successfully market and sell our videoconferencing system.  In addition, our channel partners carry videoconferencing products of our competitors from which they derive significant revenues and our channel partners will be selling our competitor's products as well as our products.  These sales may be to customers who would have otherwise purchased our videoconferencing system and, as such, may reduce our sales and profits.

Our channel partner agreements are typically short-term and terminable at will, and early termination of these contracts may harm our results of operations.

Our agreements with our channel partners are only for terms of one year and we cannot be certain whether such agreements will be renewed when they expire.  We rely on our channel partners for assistance in the sales process, as well as for integration and installation of our systems, which are specialized skills.  If a channel partner does not renew its agreement with us, we will lose that distribution channel and will need to identify and secure another source, which could be an expensive and time-consuming process and sales could decrease during and after any transition period.  If we were unable to timely find a replacement channel partner or alternative distribution source, it would harm our results of operations.

In addition, our channel partner agreements may be terminated at any by either party if the other party breaches the agreement and fails to cure such breach within a 30-day cure period, files for bankruptcy, becomes insolvent or ceases to conduct operations.  In the event of an early termination of a channel partner agreement, we believe that the end-user customer would likely purchase from another one of our channel partners or directly from us.  If this did not occur and we were unable to rapidly replace that revenue source, its loss would harm our results of operations

The high unit price of our system, as well as other factors may contribute to substantial fluctuations in our operating results and stock price.

Because of a relatively high unit price of our system, and the relatively small number of units sold each quarter, each sale of our system can represent a significant component of our revenue for a particular quarter.  Therefore, if we do not sell one of our systems when anticipated, our operating results may vary significantly and our stock price may be materially harmed.  These fluctuations and other potential fluctuations mean that you should not rely upon our operating results in any particular period as an indication of future performance.  In particular, factors which may contribute to these fluctuations may include:

•	timing of when we are able to recognize revenue associated with sales of our system, which varies depending upon the terms of the applicable sales and service contracts;
•	timing and level of expenditures associated with new product development activities;
•	timing of the announcement, introduction and delivery of new products or product upgrades by us or by our competitors;
•	timing and level of expenditures associated with expansion of sales and marketing activities such as trade shows and our overall operations; and
•	changes in a customer's financial condition.

These factors are difficult to forecast and may contribute to substantial fluctuations in our quarterly revenues and substantial variation from our projections, particularly during the periods in which our sales volume is low.  Any failure to meet investor expectations regarding our operating results may cause our stock price to decline.

General economic conditions may reduce our revenues and harm our business.

As our business grows, we will become increasingly exposed to adverse changes in general economic conditions which can result in reductions in capital expenditures by end-users of our products, longer sales cycles, deferral or delay of purchase commitments for our products and increased competition.  These factors could adversely impact our operating results.

We may experience delays in product introductions and our products may contain defects which could seriously harm our results of operations.

We may experience delays in the introduction of new products and enhancements.  Delays in product or enhancement release dates, whether caused by factors such as unforeseen technology issues or otherwise, could negatively impact our sales revenue in the relevant period.  In addition, we may terminate new product or enhancement development efforts prior to any introduction of a new product or enhancement.  Any delays for new product offerings currently under development or any product defect issues or product recalls could adversely affect the market acceptance of our products, our ability to compete effectively in the market, and our reputation, and therefore, could lead to decreased product sales and could seriously harm our results of operations.

Risks Relating to Our Industry

We face risks associated with our products and product development, including new product introductions and transitions.

The videoconferencing industry is characterized by rapidly changing technology, such as the recent demand for high definition video technology, evolving industry standards and frequent new product introductions, which may result in products that are superior to ours.  If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer.  To compete successfully, we will need to continue to demonstrate the advantages of our products and services over alternative products and technologies, and convince end users of the advantages of our products and services.

The success of our products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, proper positioning of new products in relation to our total product portfolio and their relative pricing, differentiation of new products from those of our competitors, and market acceptance of these products.  Additionally, properly addressing the complexities associated with compatibility issues, channel partner and sales force training, technical and sales support, as well as field support, are also factors that may affect our success.

Because the videoconferencing industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others.

The videoconferencing industry is susceptible to litigation over patent and other intellectual property rights.  Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain.  We have not conducted an extensive search of patents issued to third parties, and no assurance can be given that third party patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed, or could not be filed or issued.

In the event that we become subject to a patent infringement or other intellectual property lawsuit and if the relevant patents or other intellectual property were upheld as valid and enforceable and we were found to infringe or violate the terms of a license to which we are a party, we could be prevented from selling our products unless we could obtain a license or were able to redesign the product to avoid infringement.  If we were unable to obtain a license or successfully redesign our system, we might be prevented from selling our system.  If there is an allegation or determination that we have infringed the intellectual property rights of a competitor or other person, we may be required to pay damages, or a settlement or ongoing royalties.  In these circumstances, we may be unable to sell our products at competitive prices or at all, our business and operating results could be harmed and our stock price may decline.

We depend on key employees, the loss of whom would adversely affect our business.  If we fail to attract and retain employees with the expertise required for our business, we cannot grow or achieve profitability.

We have elected to retain a small employee base while we have transitioned from a development company to an operating company.  As a result, we are highly dependent on the members of our senior management and research and development staff.  The loss of any one of them would have a significant impact on our operations.  Our future success will depend in part on our ability to retain these key employees and to identify, hire and retain additional personnel.  If we fail to hire and retain personnel in key positions, we may be unable to grow our business successfully.

If we do not effectively manage our growth, our business may be significantly harmed.

We recently acquired AVS with their attendant operations, systems and employees.  To implement our business strategy, we expect continued growth in our employee and infrastructure requirements, particularly as we expand our engineering, sales and marketing capacities.  To manage our growth, we must integrate and augment our operational and financial systems, hire and train additional qualified personnel, and expand our marketing and distribution capabilities.  We cannot be certain that our personnel, systems, procedures and internal controls will be adequate to support our future operations.  If we cannot manage our growth effectively, our business will suffer.

Risks Related to the Market for Our Common Stock

We may experience significant fluctuations in the market price of our common stock.

The market price of our common stock may experience significant fluctuations.  These fluctuations may be unrelated or out of proportion to our operating performance, and could harm our stock price.  Any negative change in the public's perception of the prospects of companies that employ similar technology or sell into similar markets could also depress our stock price, regardless of our actual results.

The market price of our common stock may be significantly affected by a variety of factors, including:

•	the announcement of new products, product enhancements, new services or service enhancements by us or our competitors;
•	announcements of strategic alliances or significant agreements by us or by our competitors;
•	technological innovations by us or our competitors;
•	quarterly variations in our results of operations;
•	acquisition of one of our competitors by a significantly larger company;
•	general market conditions or market conditions specific to technology industries;
•	sales of large blocks of our common stock; and
•	domestic and international macroeconomic factors.

Our board of directors has the right to issue additional shares of common stock or preferred stock, without stockholder consent, which could have the effect of creating substantial dilution or impeding or discouraging a takeover transaction.

Pursuant to our certificate of incorporation, our board of directors may issue additional shares of common or preferred stock.  Any additional issuance of common stock or the issuance of preferred stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management.  Specifically, if in the due exercise of its fiduciary obligations, our board of directors was to determine that a takeover proposal was not in the best interest of the Company or our stockholders, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;
•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or
•	effecting an acquisition that might complicate or preclude the takeover.

If we need additional financing in the future and are required to issue securities which are priced at less than the conversion price of our convertible debentures or the exercise price of warrants sold in our December/February Private Placements, it will result in additional dilution.

In our December/February Private Placements, we issued debentures convertible into, and warrants to purchase, shares of our common stock.  Both the debentures and the warrants contain provisions that will require us to reduce the conversion price of the debentures (currently $1.54 per share) and the exercise price of the warrants (currently $1.69 per share) if we issue additional securities while the debentures and warrants are outstanding which contain purchase prices, conversion prices or exercise prices less than the conversion price of the debentures or the exercise price of the warrants issued in our December/February Private Placements.  If this were to occur, current investors, other than the investors in our December/February Private Placements, would sustain material dilution in their ownership interest.

If the holders of our outstanding convertible debentures, warrants and options convert and exercise their securities into common stock, we will issue up to 5,637,065 shares, which will materially dilute the voting power of our currently outstanding common stock and possibly result in a change of control of our company.

As of August 9, 2007, we had 19,094,758 shares of common stock outstanding.  As of August 9, 2007, we also have debentures which convert into 1,266,111 shares of common stock (assuming conversion at the current conversion price of $1.54, which it is now; and assuming payment of all accrued interest in cash), warrants which are exercisable for 1,253,731 shares of common stock and stock options exercisable for 3,117,223 shares of common stock.  Additionally, we may elect to pay principal or interest on our debentures in shares of common stock, or holders thereof may elect to convert all or any portion of such debentures into shares of common stock.  As discussed in the risk factor above, the conversion price and exercise price, respectively, of the debentures and warrants we issued in our December/February Private Placements is subject to adjustment.  If such conversion price or exercise price is adjusted, this would lead to the issuance of additional shares upon conversion or exercise, as applicable.  If the holders of our debentures, warrants, and stock options convert or exercise their securities into common stock, it will materially dilute the voting power of our outstanding common stock and may result in a change of control of our company.

An investment in our company may be diluted in the future as a result of the issuance of additional securities, the conversion of debentures, or the exercise of options or warrants.

In order to raise additional capital to fund our business plan, we may issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which, as further explained in the risk factor above, could result in substantial dilution to current stockholders.  The issuance of additional debt securities would result in increased expenses and could result in covenants that would restrict our operations.  No arrangements for any such offering exist, and no assurance can be given concerning the terms of any future offering or that we will be successful in issuing common stock or other securities at all.  If adequate funds are not available, we may not be able to continue our operations or implement our planned additional research and development activities, any of which would adversely affect our results of operations and financial condition.

We may be the subject of securities class action litigation due to future stock price volatility.

In the past, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock.  If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit.  The lawsuit could also divert the time and attention of our management.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date.  In addition, we are currently restricted from paying any dividends on our common stock under the terms of the debentures we issued in our December/February Private Placements.  Even absent such restriction, we currently intend to retain our future earnings, if any, to fund the development and growth of our business.  In addition, the terms of any future debt or credit facility, if any, may preclude us from paying dividends.  As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Because we will be required to comply with the internal control attestation provisions of Section 404 of the Sarbanes-Oxley Act of 2002 beginning for the fiscal year ended December 31, 2007, our compliance with the SEC's rules concerning internal controls will be costly, time-consuming and difficult for us.

The Sarbanes-Oxley Act of 2002, or "SOX," that became law in July 2002 requires changes in some of our corporate governance, public disclosure and compliance practices.  Currently, the SEC's rules under Section 404 of SOX will require us to have our management attest to the adequacy of our internal controls in our annual report on Form 10-KSB for the year ended December 31, 2007.  No member of our management has any experience in complying with Section 404.  Furthermore, we have been advised by our independent registered public accounting firm that we will be required to make substantial changes to our internal controls in order for our management to be able to attest that as of December 31, 2007, our internal controls are effective.  Larger public companies which have been required to comply with Section 404 have encountered significant expenses, both from diversion of management time and attention, the acquisition of new computer software, the employing of additional personnel and training and third party internal controls consultants.  While our business is not as sophisticated or complex as these larger companies, we anticipate it will be time-consuming, costly and difficult for us to develop and implement the internal controls necessary for our management to attest that our internal controls are effective as of December 31, 2007.  We may need to hire additional financial reporting and internal controls personnel, acquire software and retain a third party consultant during 2007.  If our management is unable to attest that our internal controls are effective as of December 31, 2007, investors may react by selling our stock and causing its price to fall.

Our common stock is traded on the OTC Bulletin Board, which may be detrimental to investors.

Our common stock is currently traded on the OTC Bulletin Board.  Stocks traded on the OTC Bulletin Board generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.  Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Our directors, executive officers and 5% stockholders beneficially own approximately 38.08% of our outstanding common stock, which could limit your ability to influence the outcome of key transactions, including changes of control.

As of August 9, 2007, our directors, executive officers, and holders of 5% or more of our outstanding common stock, beneficially own, in the aggregate, approximately 38.08% of our outstanding common stock.  As a result, a small number of shareholders will have voting control and would be able to control the election of directors and the approval of significant corporate transactions.  This concentration of ownership may also delay, deter or prevent a change of control of our company and will make some transactions more difficult or impossible without the support of these shareholders.

Our common stock is subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, or the "Exchange Act," which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 (or $300,000 together with their spouse)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.  Additionally, our common stock is subject to the SEC regulations for "penny stock."  Penny stock includes any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

ITEM 3.    CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that the information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports that a company files or submits under the Exchange Act is accumulated and communicated to management, including the principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

We maintain disclosure controls and procedures designed to ensure that material information related to our company is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As of the end of the period covered by this report, under the supervision and with the participation of our chief executive officer and our chief financial officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act.  Based upon that evaluation, our chief executive officer and chief financial officer concluded that as of June 30, 2007, our Company's disclosure controls and procedures were designed and functioning effectively to provide reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) accumulated and communicated to management including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding disclosure.

Changes in Internal Controls over Financial Reporting

There were no significant changes made in our internal controls over financial reporting that occurred during our most recently completed fiscal quarter that that have materially affected or are reasonably likely to materially affect our internal control over financial reporting.

Limitations on Disclosure Controls and Procedures

Our disclosure controls and procedures are designed to provide reasonable assurances that material information related to our company is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.  Our chief executive officer and chief financial officer have determined that as of June 30, 2007, our disclosure controls were effective at that "reasonable assurance" level.  Our management, including our chief executive officer and chief financial officer, does not expect that our disclosure controls or internal controls over financial reporting will prevent all errors or all instances of fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system's objectives will be met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected.  These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake.  Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls.  Because of the small size of our current operations, supervision of financial controls is concentrated in a few individuals and we have limited opportunity to segregate duties or implement checks and balances.  The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.  Because of the inherent limitation of a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II--OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS

From time to time and in the course of our business, we may become involved in various legal proceedings seeking monetary damages and other relief. The amount of the ultimate liability, if any, from such claims cannot be determined. However, in the opinion of our management, there are no legal claims currently pending or threatened against us that would be likely to have a material adverse effect on our financial position, results of operations or cash flows.

ITEM 2.    UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On August 3, 2007, we issued 250,000 shares of our common stock upon exercise of a warrant held by Aequitas Capital Management.  On that same day we issued an additional 208,333 shares of our common stock upon exercise of warrants held by Aequitas Hybrid Fund, LLC.  We received gross proceeds of $812,500 upon exercise of the foregoing warrants.

On August 8, 2007, we issued an aggregate of 375,974 shares of our common stock upon conversion of $579,000 in principal amount of a debenture we issued in our February 2007 Private Placement, which reflects a conversion price of $1.54 per share.  We issued an additional 75,195 unregistered shares of our common stock to the holder of this debenture as an inducement for the early conversion and acceptance of unregistered shares.

On August 8, 2007, in connection with loan and security agreement we entered into with Bridge Bank, National Association, we issued Bridge Bank an immediately exercisable warrant to purchase 12,784 shares of our common stock at an exercise price of $3.52 per share, which equals 90% of the five day volume weighted average price of our common stock immediately before issuance.  The warrant expires in three years and gives Bridge Bank piggyback registration rights.

Each of the transactions described above was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.  None of the transactions was conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any of the investors in connection with any offering.

ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

 ITEM 5.    OTHER INFORMATION

None.

ITEM 6.    EXHIBITS

Exhibit No.	Description
10.1*	Loan and Security Agreement by and among Telanetix Inc., AVS Installations, LLC, and Union Labor Force One, LLC and Bridge Bank, National Association dated August 8, 2007
10.2*	Intellectual Property Security Agreement by and among Telanetix Inc., AVS Installations, LLC, and Union Labor Force One, LLC and Bridge Bank, National Association dated August 8, 2007
31.1*	Certification pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act, as amended, by Chief Executive Officer
31.2*	Certification pursuant to Rule 13a-14(a)/15d-14(a) of the Securities Exchange Act, as amended, by Chief Financial Officer
32.1*	Certification pursuant to 18 U.S.C. §1350 by Chief Executive Officer
32.2*	Certification pursuant to 18 U.S.C. §1350 by Chief Financial Officer
*	Filed as an exhibit to this report

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TELANETIX, INC.

Dated: August 14, 2007	By:	/s/ Richard M. Ono
Richard M. Ono
Chief Financial Officer (Principal Financial Officer)

Exhibit 10.1

LOAN AND SECURITY AGREEMENT
dated as of August 8, 2007

between

BRIDGE BANK, NATIONAL ASSOCIATION (“LENDER”)

and

TELANETIX, INC., a California corporation ("Telanetix"), on the one hand; and

UNION LABOR FORCE ONE LIMITED LIABILITY COMPANY, a New Jersey limited liability company (“ULF”); and

AVS INSTALLATION LIMITED LIABILITY COMPANY, a New Jersey limited liability company (“AVS”) on the other hand.

(Telanetix, ULF AND AVS are collectively referred to herein as “Borrower”)

Borrower and Lender agree as follows:

1.  Definitions and Construction.

1.1  Definitions.  In this Agreement:

"Account Balance" means at any time the aggregate of the Receivable Amounts of all Eligible Receivables at such time.

"Account Debtor" has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker's acceptance assuring payment thereof.

“Adjusted Quick Ratio” means (i) the aggregate of unrestricted cash, maintained with Bridge Bank, unrestricted marketable securities and receivables convertible into cash divided by (ii) total current liabilities including all debt to Bank minus Deferred Revenue.

"Adjustments" means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

"Advance Request" means a writing signed by an authorized representative of Borrower requesting a Revolving Advance, in the form as set forth in Exhibit C attached hereto.

“Affiliate” means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

 "Agreement" means this Loan and Security Agreement.

"Borrowing Base" means at any time the sum of (i) the Account Balance multiplied by the Receivables Advance Rate minus (ii) reserves as Lender may deem proper and necessary from time to time.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B hereto.

"Collateral" means all of Borrower's rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following:  accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles, and supporting obligations.

"Collections" means all payments from or on behalf of an Account Debtor with respect to Receivables.

"Compliance Certificate" means a certificate in the form attached to this Agreement as Exhibit A hereto, by the chief financial officer or other authorized person of Borrower certifying that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

"Default" means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Default Rate” means 5.00 percentage points above the rate effective immediately before the Event of Default.

“Deferred Revenue” is all amounts received or  invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

"Eligible Receivable" means a Receivable that satisfies all of the following:

(a)  the Receivable has been created by Borrower in the ordinary course of Borrower's business and without any obligation on the part of Borrower to render any further performance;

(b)  there are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales;

(c)  the Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise;

(d)  the Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower, including offsets for any "contra accounts" owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower, unless a credit balance is carried on the books of Borrower;

(e)  the Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount;

(f)  Borrower has sent an invoice to the Account Debtor in the amount of the Receivable;

(g)  Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor's obligation to pay the Receivable.  Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state;

(h)  the Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable;

(i)  the Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower; (3) any person or entity located in a foreign country excepting Canada, unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date;

(j)  the Receivable is not in default.  A Receivable will be considered in default if any of the following occurs: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(k)  the Receivable does not arise from the sale of goods which remain in Borrower's possession or under Borrower's control;

(l)  the Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note;

(m)  the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 30% of Borrower's aggregate dollar amount of all outstanding Receivables; and

(n)  the Receivable is otherwise acceptable to Lender.

“Equipment” means all equipment and fixtures in which Borrower has an interest.

"Event of Default" has the meaning set forth in Section 7.1.

"Facility Fee" means a fee equal to 1/2% of the Revolving/Total Credit Limit, due upon execution of this Agreement and annually thereafter.  Based on a Total Credit Limit of $1,500,000.00, the Facility Fee shall be $7,500.00.

"Inventory" means and includes all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

"Lender" means Bridge Bank, National Association, and its successors and assigns.

“Non Formula Sublimit” has the meaning set forth in Section 2.1(d) herein.

"Obligations" means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Revolving Advances, Equipment Loans, the Term Loan, fees, interest, expenses, professional fees and attorneys' fees.

"Overadvance" means that the total amount of the Revolving Advances then outstanding (including amounts deemed Revolving Advances under Sections 2.1(e) and (f)) plus the Letters of Credit Outstanding) exceeds the Revolving Credit Limit or the Borrowing Base.

“Permitted Liens” means (i) liens or deposits to secure performance of bids, tenders, contracts (other than contracts for the payment of money), or leases, public or statutory obligations, surety or appeal bonds, or other liens or deposits for purposes of like general nature in the ordinary course of business; (ii) liens for taxes not delinquent and liens for taxes which in good faith are being contested or litigated; (iii) liens created hereunder or any document entered into in connection herewith; (iv) liens created in connection with any other indebtedness of Borrower in existence as of the date hereof that have been disclosed in writing to the Lender; (v) liens created by operation of law not securing the payment of indebtedness for money borrowed or guaranteed, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (vii) purchase money liens for acquisition of furniture, fixtures, equipment or other property, securing up to $100,000.00 per year; (viii) statutory or common law liens to secure landlords, sub-landlords, licensors or sublicensors under leases or rental agreements; (ix) liens resulting from a filing by a lessor with respect to a lease; (x) liens existing on property at the time of its acquisition and the proceeds of such property; (xi) liens on insurance policies and proceeds to secure the financing of the premiums thereunder; and (xii) liens or rights of setoff of a customary nature on bank, brokerage or similar accounts or on negotiable instruments incurred in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

"Prime Rate" means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the "prime rate," provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions as so published in the Money Rates Section of the Western Edition of the Wall Street Journal on the next succeeding business day.

"Receivable Amount" means as to any Receivable, the net amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever.

"Receivables" means Borrower's rights to payment arising in the ordinary course of Borrower's business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

"Receivables Advance Rate" means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

"Revolving Advance" means an advance made by Lender to Borrower pursuant to Section 2.1.

“Revolving Interest Rate” means a per annum rate equal to the Prime Rate plus one percentage point (1%).  After an Event of Default, the outstanding principal balance of the Revolving Advances shall accrue interest at the Default Rate.

"Revolving Credit Limit" means $1,500,000.00.

"Revolving Maturity Date" means two (2) years from the date of this Agreement.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender (pursuant to a subordination agreement entered into between Lender, Borrower and the subordinated creditor), on terms acceptable to Lender.

"Termination Date" means the earlier of (i) the date in which all Obligations are indefeasibly paid in full, or (ii) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

"Total Credit Limit" means $1,500,000.00.

"Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities.

"Unrestricted Assets" means unrestricted, unencumbered marketable securities, cash and cash equivalents.

1.2  Construction:

(a)  In this Agreement:  (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms "include" and "including" are not limiting; (iv) the term "or" has the inclusive meaning represented by the phrase "and/or," (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)  Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.  The Credit.

2.1  Revolving Loans.

(a)  Revolving Credit Line.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Revolving Maturity Date, Lender will make advances (each, a "Revolving Advance") to Borrower not exceeding the Revolving Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding.  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.  It shall be a condition to each Revolving Advance that (a) all of the representations and warranties set forth in Section 4 are true and correct on the date of such Revolving Advance as though made at and as of each such date except for those which speak of a certain date or changes not constituting an Event of Default and (b) no Default has occurred and is continuing, or would result from such Revolving Advance.

(b)  Advance Requests.  Borrower may request that Lender make a Revolving Advance by delivering to Lender an Advance  Request.  Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request as an authorized signature of Borrower.

(c)  Due Diligence.  Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement.  [Lender may audit Borrower's Receivables and any and all records pertaining to the Collateral, at Lender's sole discretion and at Borrower's expense.]

(d)  Non Formula Sublimit.  Subject to the terms and conditions of this Agreement and as part of the Revolving Credit Limit, Lender hereby agrees to make Revolving Advances to Borrower from time to time not exceeding the amount of One Million Dollars ($1,000,000.00) without reference to the Borrower’s Borrowing Base (the “Non Formula Sublimit”). Amounts borrowed under the Non Formula Sublimit may be repaid and reborrowed during the term of this Agreement.  No Revolving Advance under the Non Formula Sublimit shall be made that results in an Overadvance or while any Overadvance is outstanding.   The aggregate amount of outstanding Revolving Advances, including any and all Revolving Advances under the Non Formula Sublimit together with Revolving Advances made pursuant to the Borrowing Base, shall at no time exceed the Revolving Credit Limit.

(e)  Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Advances so that, after giving effect to such payments, no Overadvance exists.

3.  Interest, Fees and Remittances.

3.1  Interest.  Revolving Advances accrue interest on the outstanding principal balance at the Revolving Interest Rate and shall be payable on the tenth day of each month.  After an Event of Default, Obligations accrue interest at the applicable Default Rate. The applicable interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

3.2  Fees.

(a)  Facility Fee.  On the date of this Agreement and on each anniversary thereof prior to the termination of this Agreement, Borrower shall pay to Lender the Facility Fee.

(b)           Expenses to Close.  All reasonable out of pocket expenses incurred by Bank in connection with the documenting and closing the loan transaction, including attorneys’ fees and costs, to be paid by Borrower.

3.3  Reporting.  Within 15 days after the end of each month, Lender shall send to Borrower a report covering the transactions for such month, including the amount of interest and other fees and charges.  The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender mails the accounting to Borrower.

3.4  Borrower's Payment.  When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender's sole discretion:  (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Revolving Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

4.  Representations and Warranties. Borrower represents and warrants:

4.1  Receivables.  With respect to each Receivable (except as disclosed to Lender in writing that such Receivable is not an Eligible Receivable):

(a)  it is the owner with legal right to sell, transfer and assign it;

(b)  the correct Receivable Amount has been accurately reported to Lender and is not disputed; and

(c)  Lender has the right to endorse and/or require Borrower to endorse all payments received on Receivables and all proceeds of Collateral.

4.2  Representations and Warranties.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

4.3  Formation and Qualification.  Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state or country in which the conduct of its business or its ownership of property requires that it be qualified.

4.4  Authority; No Conflict.  The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower's organizational documents, nor constitutes an Event of Default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound.

4.5  Collateral.  Borrower has good title to the Collateral and all Inventory is in all material respects of good and marketable quality, free from material defects.

4.6  Name; Locations.  Borrower's name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement and Borrower is located at its address for notices set forth in this Agreement.

4.7  Intellectual Property.  If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing (the "Intellectual Property"), such interest has been specifically disclosed and identified to Lender in writing.  All Intellectual Property owned or utilized by Borrower are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such Intellectual Property and Borrower is not aware of any grounds for any challenge.  Each Intellectual Property owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof.

5.  Covenants.  So long as Borrower owes any Obligation to Lender, Borrower covenants to Lender that Borrower shall observe and perform each and every one of the following:

5.1  Existence.  Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower's business or operations.

5.2  Change in Name.  Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

5.3  Taxes.  Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

5.4  Financial Statements.  Give Lender copies of (i) all of Borrower's consolidated quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within five days of filing any of the foregoing with the Securities and Exchange Commission, (ii)  annual consolidated financial statements, as soon as available, and in any event within 180 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, an independent certified public accountants acceptable to Lender and (iii) annual consolidated operating projections (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year approved by the Borrower’s board of directors within thirty days prior to the end of each fiscal year of Borrower in form and substance satisfactory to Lender.

5.5  Merger; Sale of Assets.  Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a "Borrower" under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

5.6  Indebtedness.  Not create, incur, assume, or be liable for any indebtedness other than indebtedness incurred in the ordinary course of business.

5.7  Reports.  Provide to Lender:

(a)  within 20 days after the end of each month the following for such month and the period then ending: an accounts receivable aging report for each of Telanetix, ULF and AVS, together with a Borrowing Base certificate in form and substance acceptable to Lender, on a consolidated basis, as set forth in Exhibit B hereto, setting forth the Eligible Receivables and Receivable Amounts thereof, an accounts payable aging report for each of Telanetix, ULF and AVS, and a deferred revenue report for each of Telanetix, ULF and AVS; however, (i) in the event there are no outstanding Revolving Advances, such reports are waived until such  time that Borrower requests a Revolving Advance and (ii) Borrower shall provide such reports to Bank in a reasonable period of time prior to any new request for a Revolving Advance to permit Bank’s review thereof;

(b)  within 30 days after the end of each month the following for such month and the period then ending: a consolidated balance sheet, income statement, statement of cash flows;  and a Compliance Certificate;

(c)  immediately upon Lender’s request, a written report if payment of any Receivable does not occur by its due date and include the reasons for the delay;

(d)           Notwithstanding the foregoing, Borrower shall not be obligated to provide any information that violates security laws.

5.8  Audit.  Lender shall have the right from time to time hereafter to audit Borrower's Receivables and the Collateral at Borrower's expense.  Such audits shall be conducted every twelve months or as otherwise requested by Lender.

5.9  Accounts.  Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and "control" (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender.

5.10  Insurance.  At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to Lender.  All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender.  Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided that no Default or Event of Default has occurred and is continuing.  If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.11  Adjustments.  In the event of a breach of Sections 4 or 5, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender's approval, resolve such disputes and advise Lender of any adjustments.  Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property.  If such possession is not taken by Lender, Borrower is to resell it for Lender's account at Borrower's expense with the proceeds made payable to Lender.  While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

5.12  Intellectual Property.  Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

5.13  Further Assurances.  Execute any further instruments and take further action as Lender requests to perfect or continue Lender's security interest in the Collateral or to effect the purposes of this Agreement.

5.14  Financial Covenants.  Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending June 30, 2007:

(a)  Adjusted Quick Ratio not at any time less than 1.25 to 1.0.

(b)  Revenues measured on a quarterly basis, commencing with the quarter ending September 30, 2007, to increase at least 10% from the revenue reported for the prior quarter.

5.15  Use of Proceeds.  Not use the proceeds of (i) the Revolving Advances for any other purposes other than working capital;

5.16   Management.  Not make any substantial change in the present executive or management personnel of Borrower.

6.  Security Interest.

6.1  Security Interest in the Collateral.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender's prior written consent, except for the sale of finished inventory in Borrower's usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral.  Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein.

6.2  Power of Attorney.  Borrower irrevocably appoints Lender and its successors and assigns as Borrower's true and lawful attorney in fact, and authorizes Lender: (a) upon the occurrence of an Event of Default, to (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (ii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender's name or Borrower's name, as Lender may choose; and (iii) prepare, file and sign Borrower's name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics' lien or similar document with respect to the Collateral; (b) after an Event of Default to (i) notify all Account Debtors with the with respect to Receivables to pay Lender  directly, (ii) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; and (iii) endorse Borrower's name on any checks or other forms of payment on the Receivables; and (c) whether or not there has been an Event of Default, (iv) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender's interests in the Receivables and Collateral; (v) debit Borrower's checking account  maintained with Lender for any and all Obligations due under this Agreement; and (vi) do all acts and things necessary or expedient, in furtherance of any such purposes.  Upon the occurrence and continuation of an Event of Default, Lender shall have all the rights set forth in this Section 6.2.

7.  Default and Remedies.

7.1  Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)  Failure to Pay.  Borrower fails to make a payment under this Agreement when due and such default continues for three or more days.

(b)  Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)  False Information.  Borrower (or any guarantor) has given Lender false or misleading information or representations.

(d)  Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(e)  Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower's (or any guarantor's) business, or the business is terminated.

(f)  Judgments.  Any judgments or arbitration awards in an amount greater than $100,000.00 are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration.

(g)  Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or Lender determines that it is insecure for any other reason.

(h)  Cross-default.  Any default occurs under any agreement in connection with any credit Borrower (or any guarantor) or any of Borrower's related entities or Affiliates has obtained from anyone else or which Borrower (or any guarantor) or any of Borrower's related entities or Affiliates has guaranteed.

(i)  Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(j)  Other Agreements.  Borrower or any of Borrower's related entities or Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower or any of Borrower's related entities or Affiliates has with Lender or any affiliate of Lender.

(k)  Other Breach Under Agreement.  Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

(l)  Change of Control.  Stuart Rogers, Thomas Szabo, Robert Alford and Robert Arnold collectively cease to own and control, directly or indirectly, thirty percent (30%) of the capital ownership of the Telanetix, or Telanetix materially changes its ownership of AVS or ULF.

7.2  Remedies.  Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Revolving Advances, or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Sections 7.1(d) or (e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6.2 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.  Accrual of Interest.  If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.2, Overadvances, amounts due under Section 9, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Revolving Interest Rate until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.  All interest hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

9.  Fees, Costs and Expenses; Indemnification.  Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the other Collateral, any Account Debtor, or any guarantor.  Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

10.  Integration, Severability, Waiver, and Choice of Law.  This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.  In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect.  Lender retains all of its rights, even if it makes an advance after a default.  If Lender waives a default, it may enforce a later default.  Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

11.  Notices.  All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, or electronic means.

12.  Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

13.  Reference Provision.  The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver set forth above, but the California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision will be applicable unless: (i) the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that set forth above is valid or enforceable; (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type set forth above and, as a result, such waivers become enforceable, or (iii) the Jury Trial Waiver set forth above is otherwise determined to be enforceable.

13.1  Other than (i) nonjudicial foreclosure of security interests in real or personal property,  (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”)

13.2  The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  The referee shall be appointed to sit with all the powers provided by law.  Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

13.3  The parties agree that time is of the essence in conducting the reference proceedings.  Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within 90 days after the date of the conference and (c) report a statement of decision within 20 days after the matter has been submitted for decision.

13.4  The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5  Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.6  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision and pursuant to CCP Section 644.  The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court.  The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.7  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act, CCP Sections 1280 through 1294.2.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.8  THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.  Term and Termination.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

15.  Other Agreements.

15.1  Security Agreements.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates;

15.2  Publicity.  Subject to approval of Borrower, which shall not be unreasonably withheld, Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower's behalf.  Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.  General Provisions

16.1  Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights under it without Lender's prior written consent which may be granted or withheld in Lender's discretion.  Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits under this Agreement.

16.2  Time of Essence.  Time is of the essence for the performance of all obligations in this Agreement.

16.3  Amendments in Writing, Integration.  All amendments to this Agreement must be in writing and signed by Borrower and Lender; provided, that, any amendment to correct typographical, grammar or similar errors shall be made pursuant to a letter from the Lender to the Borrower.  This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

16.4  Counterparts.  This Agreement may be executed in any number of counterparts  and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.5  Survival.  All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding.  The obligations of Borrower in Section 9 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

[The remainder of this page is intentionally blank.  Signatures begin on the next page.]

*           *           *

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:
TELANETIX, INC., a California corporation By Name: Title:	BRIDGE BANK, NATIONAL ASSOCIATION By Name: Title:
UNION LABOR FORCE ONE LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:
AVS INSTALLATION LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:
Address for Notices: 6197 Cornerstone Ct. E, Suite 108 San Diego, CA 92121 Attn: Mr. Rick Ono Tel: (858) 362-2250 Fax: (858) _________	Address for Notices: 55 Almaden Boulevard San Jose, CA 95113 Fax: (408) 423-8510

Exhibit 10.2

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT, dated as of August 8, 2007, (the "Agreement") between BRIDGE BANK, NATIONAL ASSOCIATION ("Lender"), on the one hand, and TELANETIX, INC. (“Telanetix”), AVS INSTALLATIONS, LLC (“AVS”) and UNION LABOR FORCE ONE, LLC (“ULF,” which, collectively with Telanetix and AVS are herein collectively referred to as "Grantor") on the other hand, is made with reference to the Loan and Security Agreement, dated as of August 8, 2007 (as amended from time to time, the "Loan Agreement'), between Lender and Grantor.  Terms defined in the Loan Agreement have the same meaning when used in this Agreement.

For good and valuable consideration, receipt of which is hereby acknowledged, Grantor hereby covenants and agrees as follows:

To secure the Obligations under the Loan Agreement, Grantor grants to Lender a security interest in all right, title, and interest of Grantor in any of the following, whether now existing or hereafter acquired or created in any and all of the following property (collectively, the "Intellectual Property Collateral"):

(a)    copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights"), including the Copyrights described in Exhibit A;

(b)    trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks"), including the Trademarks described in Exhibit B;

(c)    patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same (collectively, the "Patents"), including the Patents described in Exhibit C;

(d)    mask work or similar rights available for the protection of semiconductor chips or other products (collectively, the "Mask Works");

(e)    trade secrets, and any and all intellectual property rights in computer software and computer software products;

(f)    design rights;

(g)   claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(h)    licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(i)    amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents, or Mask Works; and

(j)    proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

Grantor shall indicate the Grantor entity owning or holding title to each item of Intellectual Property Collateral when setting it forth or describing it as provided for herein.

The rights and remedies of Lender with respect to the security interests granted hereunder are in addition to those set forth in the Loan Agreement, and those which are now or hereafter available to Lender as a matter of law or equity.  Each right, power and remedy of Lender provided for herein or in the Loan Agreement, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein, and the exercise by Lender of any one or more of such rights, powers or remedies does not preclude the simultaneous or later exercise by Lender of any other rights, powers or remedies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRANTOR:	LENDER:
TELANETIX, INC., a California corporation By Name: Title:	BRIDGE BANK, NATIONAL ASSOCIATION By Name: Title:

UNION LABOR FORCE ONE LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:

AVS INSTALLATION LIMITED LIABILITY COMPANY, a New Jersey Limited Liability Company, By: Telanetix, Inc., its sole member By Name: Title:

Address for Notices: 6197 Cornerstone Ct. E, Suite 108 San Diego, CA 92121 Attn: Mr. Rick Ono Tel: (858) 362-2250 Fax: (858) _________	Address for Notices: Attn: Michael Field 55 Almaden Blvd. San Jose, CA 95113 Tel: (408) 556-6501 Fax:(408) 423-8520

EXHIBIT A

COPYRIGHTS

Description	Registration/ Application Number	Registration/ Application Date

EXHIBIT B

TRADEMARKS

Description	Registration/ Application Number	Registration/ Application Date

EXHIBIT C

PATENTS

Description	Registration/Application Number	Registration/ Application Date

Exhibit 31.1

TELANETIX, INC.

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Thomas A. Szabo, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Telanetix, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [Paragraph omitted];

(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 14, 2007	/s/ Thomas A. Szabo
Thomas A. Szabo
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

TELANETIX, INC.

CERTIFICATION PURSUANT TO RULE 13a-14(a) OR 15d-14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934, AS ADOPTED PURSUANT TO SECTION 302 OF THE
SARBANES-OXLEY ACT OF 2002

I, Richard M. Ono, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of Telanetix, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.
The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) [Paragraph omitted];

(c) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.
The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 14, 2007	/s/ Richard M. Ono
Richard M. Ono
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

TELANETIX, INC.

CERTIFICATION PURSUANT TO
18 U.S.C. §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Telanetix, Inc. (the “Company”) on Form 10-QSB for the quarter ending June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Thomas A. Szabo, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2007	/s/ Thomas A. Szabo
Thomas A. Szabo
Chief Executive Officer

Exhibit 32.2

TELANETIX, INC.

CERTIFICATION PURSUANT TO
18 U.S.C. §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Telanetix, Inc. (the “Company”) on Form 10-QSB for the quarter ending June 30, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Richard M. Ono, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 14, 2007	/s/ Richard M. Ono
Richard M. Ono
Chief Financial Officer